UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                               Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

NISOURCE INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

NiSource Inc.

801 E. 86th Avenue • Merrillville, Indiana 46410 • (877) 647-5990

NOTICE OF ANNUAL MEETING

April 7, 2016

To the Holders of Common Stock of NiSource Inc.:

The annual meeting of the stockholders (the “Annual Meeting”) of NiSource Inc., a Delaware corporation (the “Company”), will be held at the Hyatt Rosemont, 6350 N. River Road, Rosemont, Illinois 60018 on Wednesday, May 11, 2016, at 10:00 a.m., local time, for the following purposes:

(1)	To elect nine directors named in the proxy statement to hold office until the next annual stockholders’ meeting and until their respective successors have been elected or appointed and qualified;

(2)	To approve executive compensation on an advisory basis;

(3)	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the year 2016;

(4)	To act upon the stockholder proposals described in the proxy statement that are properly presented at the meeting; and

(5)	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

All persons who were stockholders of record at the close of business on March 15, 2016, will be entitled to vote at the Annual Meeting and any adjournment thereof.

Your vote is very important. Whether or not you plan to attend the meeting, please vote at your earliest convenience. You may vote your shares by marking, signing, dating and mailing the enclosed proxy card. You may also vote by telephone or through the Internet by following the instructions set forth on the proxy card. If you attend the Annual Meeting, you may be able to vote your shares in person, even if you have previously submitted a proxy. See the section “Voting in Person” for specific instructions on voting your shares.

If you plan to attend the Annual Meeting, please so indicate in the space provided on the proxy card or respond when prompted on the telephone or through the Internet.

PLEASE VOTE YOUR SHARES BY TELEPHONE, THROUGH THE INTERNET OR BY PROMPTLY MARKING, DATING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD.

Samuel K. Lee

Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials

For the Annual Meeting of Stockholders to be Held on May 11, 2016

The Proxy Statement, Notice of Annual Meeting and 2015 Annual Report to Stockholders

are available at http://ir.nisource.com/annuals.cfm

PROXY STATEMENT

The accompanying proxy is solicited on behalf of the Board of Directors of NiSource Inc. (the “Board”) for the 2016 annual meeting of the stockholders (the “Annual Meeting”) to be held at the Hyatt Rosemont, 6350 North River Road, Rosemont, Illinois 60018 on Wednesday, May 11, 2016, at 10:00 a.m., local time. The common stock, $.01 par value per share, of the Company represented by the proxy will be voted as directed. If you return a signed proxy card without indicating how you want to vote your shares, the shares represented by the accompanying proxy will be voted as recommended by the Board “FOR” all of the nominees for director; “FOR” advisory approval of the compensation of the Company’s Named Executive Officers; “FOR” the ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accountants for 2016; “AGAINST” the stockholder proposal regarding reports on political contributions; “AGAINST” the stockholder proposal regarding a senior executive equity retention policy; and “AGAINST” the stockholder proposal regarding accelerated vesting of equity awards of senior executives upon a change in control.

This Proxy Statement and the accompanying proxy card are first being sent to stockholders on April 7, 2016. We will bear the expense of this mail solicitation, which may be supplemented by telephone, facsimile, e-mail and personal solicitation by our officers, employees and agents. To aid in the solicitation of proxies, we have retained D.F. King for a fee of $9,500, plus reimbursement of expenses. We may incur additional fees if we request additional services. We will also request brokerage houses and other nominees and fiduciaries to forward proxy materials, at our expense, to the beneficial owners of stock held on March 15, 2016, the record date for voting.

We use the terms “NiSource,” the “Company,” “we,” “our” and “us” in this proxy statement to refer to NiSource Inc.

Who May Vote

Holders of shares of common stock as of the close of business on March 15, 2016, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of March 15, 2016, 320,722,005 shares of common stock were issued and outstanding. Each share of common stock outstanding on that date is entitled to one vote on each matter presented at the Annual Meeting.

Voting Your Proxy

If you are a “stockholder of record” (that is, if your shares of common stock are registered directly in your name on the Company’s records), you may vote your shares by proxy using any of the following methods:

•	Telephoning the toll-free number listed on the proxy card;

•	Using the Internet website listed on the proxy card; or

•	Marking, dating, signing and returning the enclosed proxy card.

All votes must be received by the proxy tabulator by 11:59 p.m. Eastern Time on May 10, 2016.

If your shares are held in a brokerage account or by a bank or other stockholder of record (herein referred to as a “Broker”), you are considered a “beneficial owner” of shares held in “street name.” As a beneficial owner, you will receive proxy materials and voting instructions from the stockholder of record that holds your shares. You must follow the voting instructions in order to have your shares of common stock voted.

Discretionary Voting by Brokers, Banks and Other Stockholders of Record

If your shares are held in street name and you do not provide the Broker with instructions as to how to vote such shares, your Broker will only be able to vote your shares at its discretion on certain “routine” matters as permitted by New York Stock Exchange (“NYSE”) rules. The proposal to ratify the appointment of our independent registered public accountants is the only proposal considered a routine matter and, accordingly, at the Annual Meeting Brokers will only have discretionary authority to vote your shares with regard to the ratification of the appointment of Deloitte as our independent registered public accountants for 2016. Brokers will not have discretionary authority to vote your shares with respect to the election of directors, the advisory approval of executive compensation, or the stockholder proposals. Therefore, it is important that you instruct your Broker or other nominee how to vote your shares.

Voting Shares Held in a 401(k) Plan

Our 401(k) Plan and the 401(k) Plan of Columbia Pipeline Group, Inc. (“CPG”) each hold shares of our common stock. All of these shares (collectively, “Plan Shares”) are held in the name of Fidelity Management Trust Company (“Fidelity”), which administers each of these plans. You will receive a proxy card that includes the number of shares of our common stock held in your 401(k). You should instruct Fidelity how to vote your shares by completing and returning the proxy card or by voting your shares by Internet or by telephone, as detailed above under “Voting Your Proxy.” If you do not instruct Fidelity how to vote your shares, or if you sign the proxy card with no further instructions as to how to vote your shares, Fidelity will vote your Plan Shares in the same proportion as the shares for which it receives instructions from all other participants, to the extent permitted under applicable law. To allow enough time for Fidelity to vote your Plan Shares in accordance with your direction, your voting instructions must be received by Fidelity no later than 11:59 p.m. Eastern Time on May 8, 2016.

Voting in Person

You also may come to the Annual Meeting and vote your shares in person by obtaining and submitting a ballot that will be available at the meeting. However, if your shares are held in street name by a Broker, then, in order to be able to vote at the meeting, you must obtain an executed proxy from the Broker indicating that you were the beneficial owner of the shares on March 15, 2016, the record date for voting, and that the Broker is giving you its proxy to vote the shares.

If your shares are held in our 401(k) Plan or CPG’s 401(k) Plan, you will not be able to vote your shares at the meeting.

Votes cast in person or represented by proxy at the meeting will be tabulated by the inspectors of election.

If you plan to attend the Annual Meeting, please so indicate when you vote, so that we may send you an admission ticket and make the necessary arrangements. Stockholders who plan to attend the meeting must present picture identification along with an admission ticket or evidence of beneficial ownership.

Revoking Your Proxy

You may revoke your proxy at any time before a vote is taken or the authority granted is otherwise exercised. To revoke a proxy, you may send a letter to the Company’s Corporate Secretary (which must be received before a vote is taken) indicating that you want to revoke your proxy, or you can supersede your initial proxy by submitting a duly executed proxy bearing a later date, voting by telephone or through the Internet on a later date, or attending the meeting and voting in person. Attending the Annual Meeting will not in and of itself revoke a proxy.

Quorum for the Meeting

A quorum of stockholders is necessary to take action at the Annual Meeting. A majority of the outstanding shares of common stock, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. The inspectors of election appointed for the Annual Meeting will determine whether or not a quorum is present. The inspectors of election will treat abstentions and broker non-votes as present and entitled to vote for purposes of determining the presence of a quorum. A broker non-vote occurs when a Broker holding shares for a beneficial owner does not have discretionary authority to vote the shares and has not received instructions from the beneficial owner as to how the beneficial owner would like the shares to be voted.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the recommendation of the Nominating and Governance Committee, the Board has nominated the persons listed below to serve as directors, each for a one-year term, beginning at the Annual Meeting on May 11, 2016, and expiring at the 2017 annual meeting of the Company’s stockholders (the “2017 Annual Meeting”) and until their successors are duly elected or appointed and qualified. The nominees include eight independent directors, as defined in the applicable rules of the NYSE, and our President and Chief Executive Officer (“CEO”). The Board does not anticipate that any of the nominees will be unable to serve, but if any nominee is unable to serve, the proxies will be voted in accordance with the judgment of the person or persons voting the proxies.

All of the nominees currently serve on the Board.

The following chart gives information about all nominees (each of whom has consented to being named in the proxy statement and to serving, if elected).

Vote Required

In order to be elected, a nominee must receive more votes cast in favor of his or her election than against election. Abstentions by those present or represented by proxy and broker non-votes will not be voted with respect to the election of directors and, therefore, will have no effect on the outcome. Brokers will not have discretionary authority to vote on the election of directors. Accordingly, there could be broker non-votes which will have no effect on the vote.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW.

Name, Age and Principal Occupations for Past Five Years and Directorships Held	Has Been a Director Since

Richard A. Abdoo, 72	2008

Since May 2004, Mr. Abdoo has been President of R.A. Abdoo & Co. LLC, Milwaukee, Wisconsin, an environmental and energy consulting firm. Prior thereto, Mr. Abdoo was Chairman and CEO of Wisconsin Energy Corporation from 1991 until his retirement in April 2004. He also served as President of Wisconsin Energy Corporation from 1991 to April 2003. Mr. Abdoo is also a director of A.K. Steel Corporation and EnSync, Inc.

By virtue of his former positions as Chairman and CEO of a large electric and gas utility holding company, as well as his current positions as director of one other energy-related company and a steel maker that is a major user of energy, Mr. Abdoo has extraordinary expertise and experience with the issues facing the energy industry in general and public utilities in particular. As a former CEO, Mr. Abdoo has a deep understanding about the issues facing executive management of a major corporation. Mr. Abdoo’s credentials as a registered professional engineer in several states allow him to offer a unique technical perspective on certain issues under consideration by the Board. As a long-time champion of humanitarian and social causes, including on behalf of the Lebanese-American community, Mr. Abdoo brings expertise and understanding with respect to social issues confronting the Company. His commitment to and work on behalf of social causes earned him the Ellis Island Medal of Honor, presented to Americans of diverse origins for their outstanding contributions to their own ethnic groups and to American society.

Aristides S. Candris, 64	2012

Dr. Candris was President and CEO of Westinghouse Electric Company (“Westinghouse”), Pittsburgh, Pennsylvania, which is a unit of Tokyo-based Toshiba Corp., from July 2008 until his retirement on March 31, 2012. During his 36 years of service at Westinghouse, Dr. Candris served in various positions, including Senior Vice President, Nuclear Fuel from September 2006 to July 2008. Dr. Candris was also on the board of Westinghouse until October 1, 2012 and is a director of Kurion, Inc.

Dr. Candris is a nuclear scientist and engineer, and has significant experience gained through leading a global nuclear power company. His knowledge of the electric industry gives him significant insight on the issues impacting the electric utility industry. His experience managing highly technical engineering operations is valuable as we build and maintain facilities to address increasing environmental regulations and make long-term strategic decisions on electric power generation. His technical and management skills are helpful as we build and modernize both our transmission and distribution systems. Dr. Candris’ experience developing customer focused programs and attaining excellence in business processes and behaviors is insightful as we better meet the increasing expectations of customers and regulators. He serves

Name, Age and Principal Occupations for Past Five Years and Directorships Held	Has Been a Director Since

on the Boards of Carnegie Mellon University, Transylvania University and the Hellenic-American University. He also serves on the Board of Directors for The Hellenic Initiative.

Wayne S. DeVeydt, 46	2016

Since May 2007, Mr. DeVeydt has served as Executive Vice President and Chief Financial Officer (“CFO”) at Anthem, Inc., a health insurance company and an independent licensee of the Blue Cross and Blue Shield Association. Previously, he served as Senior Vice President and Chief Accounting Officer beginning in 2005 and Chief of Staff from 2006 to 2007. Prior to joining Anthem, Inc., Mr. DeVeydt served many roles from 1996 to 2005 at PricewaterhouseCoopers LLP, including lead engagement partner for a number of large companies in the national managed care and insurance industries.

Mr. DeVeydt’s current position as a CFO in a regulated industry at a public company and his former position as an engagement partner at a public accounting firm provides him with strong financial acumen along with a deep understanding of operating in a regulated industry and extensive leadership skills, particularly in the areas of accounting and finance. His significant experience in internal controls, capital markets, corporate governance, risk management and strategic planning from both a company and public accounting perspective makes him an asset to our Board. In addition, Mr. DeVeydt is an active leader in his community through his service as a board member of the U.S Chamber of Commerce and the Cancer Support Community, Central Indiana, and a member of the Boys & Girls Clubs of America Board of Governors.

Joseph Hamrock, 52	2015

Mr. Hamrock has been our President and Chief Executive Officer since July 1, 2015, and prior to this appointment was our Executive Vice President and Group CEO for NiSource’s Gas Distribution Operations segment, comprised of local gas distribution companies in Kentucky, Maryland, Massachusetts, Ohio, Pennsylvania, and Virginia since May 2012. Prior thereto, he served in a variety of senior executive positions with American Electric Power (AEP), Columbus, Ohio, an electrical service public utility holding company, including President and Chief Operating Officer of AEP Ohio from January 2008 to May 2012, and leadership roles in engineering, transmission and distribution operations, customer service, marketing, and information technology. Mr. Hamrock received a bachelor’s degree in electrical engineering from Youngstown State University and a Master’s degree in business administration from the Massachusetts Institute of Technology, where he was a Sloan fellow.

The Board believes it is important that the Company’s CEO serve on the Board. Mr. Hamrock has extensive knowledge of our industry gained through his 26 years’ experience in a variety of positions at AEP and augmented by his senior leadership experience with the Company. He began his career in the energy industry as an electrical engineer in transmission and distribution planning and went on to work in commercial and industrial customer services, earning a leadership role in commercial marketing, customer services, and strategic development among other executive roles. Consequently, he has a firm understanding of the needs of our customers and is uniquely qualified to lead a focused utility to meet customer commitments. Additionally, he has a solid understanding of our organization through his leadership of our gas distribution segment where he led financial, operational, regulatory and commercial performance for the Company’s gas distribution operations. This significant industry experience provides Mr. Hamrock with a unique perspective into the Company’s operations, our markets, our people and the strategic vision needed to meet our long-term business performance goals. In addition, he has been, and continues to be, an active supporter of educational, charitable and utility industry organizations. He is currently a board member of the American Gas Association and Mount Carmel College of Nursing, as well as several other community boards.

Name, Age and Principal Occupations for Past Five Years and Directorships Held	Has Been a Director Since

Deborah A. Henretta, 54	2015

Ms. Henretta currently serves as Senior Advisor to SSA & Company, an executive decision strategy consulting firm, following her retirement from Procter & Gamble Co. (“P&G”) in 2015, where she served as Group President of Global e-Commerce at P&G. Prior to her appointment as Group President of Global e-Commerce in January 2015, she held various senior positions throughout several P&G sectors, including Group President of Global Beauty from 2012 to 2015, and served as President of P&G’s business in Asia from 2007 to 2012, as well as its Global Specialty Channel from 2011 to 2012. Before her appointment as a Group President in 2007, she was Division President of Global Baby/Toddler & Adult Care and Division Vice President of Fabric Conditioners and Bleach. She joined P&G in 1985. She has been a director at Corning, Inc. since 2013, and currently serves on its audit and corporate relations committees. Ms. Henretta became a director of Meritage Homes Corporation in 2016. Additionally, she serves on the Board of Trustees for Xavier University and at Cincinnati Children’s Hospital Medical Center.

Ms. Henretta has over 30 years of business leadership experience with P&G across many markets that includes expertise in brand development, marketing, and government relations. Ms. Henretta led a dynamic business segment and is, therefore, keenly aware of the delicate balance of keeping pace with customer expectations in a changing environment and managing risk. During her long career at P&G she has held various leadership positions responsible for strategic planning, sales, marketing, government relations, and customer service in a multi-jurisdictional regulatory and competitive business environment. Because of this experience, Ms. Henretta brings valuable insights to our Board and strategic leadership to the Company as it operates in multiple regulatory environments and develops products and customer service programs to meet our customer commitments while providing a rewarding work environment.

Michael E. Jesanis, 59	2008

Since July 2013, Mr. Jesanis has been a co-founder and Managing Director of HotZero, LLC, a firm formed to develop hot water district energy systems in New Hampshire. Mr. Jesanis has also, since November 2007, been a principal with Serrafix, Boston, Massachusetts, a firm providing energy efficiency consulting and implementation services, principally to municipalities. Mr. Jesanis also serves as an advisor to several startups in energy-related fields. From July 2004 through December 2006, Mr. Jesanis was President and CEO of National Grid USA, a natural gas and electric utility, and a subsidiary of National Grid plc, of which Mr. Jesanis was also an Executive Director. Prior to that, Mr. Jesanis was Chief Operating Officer of National Grid USA from January 2001 to July 2004. Mr. Jesanis also is a director of Ameresco, Inc.

By virtue of his former positions as President and CEO, Chief Operating Officer and, prior thereto, CFO of a major electric and gas utility holding company, as well as his current role with an energy efficiency consulting firm, Mr. Jesanis has extensive experience with regulated utilities. He has strong financial acumen and extensive managerial experience, having led modernization efforts in the areas of operating infrastructure improvements, customer service enhancements and management team development. Mr. Jesanis also demonstrates a commitment to education as the former chair of the board of a college and a past trustee (and past chair of the audit committee) of another university. As a result of his former senior managerial roles and his non-profit board service, Mr. Jesanis also has particular expertise with board governance issues.

Kevin T. Kabat, 59	2015

From April 2007 to November 2015, Mr. Kabat was CEO of Fifth Third Bancorp. He continues to serve as vice chairman of its board of directors. Before becoming CEO, he served as president from June 2006 to September 2012 and was executive vice president of Fifth Third Bancorp from December 2003 to June 2006. Additionally, he was President and CEO of Fifth Third Bank

Name, Age and Principal Occupations for Past Five Years and Directorships Held	Has Been a Director Since

(Michigan). Prior to that, he was previously vice chairman and president of Old Kent Bank, which was acquired by Fifth Third Bancorp in 2001. He has been a director at Unum Group since 2008.

Mr. Kabat has significant experience as a CEO in a regulated industry at a public company. As a result, he has a deep understanding of operating in a regulatory environment and balancing the interests of many stakeholders. In addition, his extensive experience in strategic planning, risk management, financial reporting, internal controls, capital markets and corporate governance makes him an asset to our Board, because he provides unique strategic insight, financial expertise and risk management skills.

Richard L. Thompson, 76	2004

Mr. Thompson has been our independent Chairman of the Board since May 2013. Prior to his retirement in 2004, Mr. Thompson was Group President of Caterpillar Inc., Peoria, Illinois, a leading manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. In May 2015, Mr. Thompson retired as lead director of Lennox International, Inc., (“Lennox”), a position he held since May 2012 following his service as Chairman of the Board from June 2006 to May 2012, and Vice Chairman from February 2005 to June 2006. He began his service on the board of Lennox in 1993. Additionally, he was on the board of Gardner Denver Inc. from November 1998 to July 2013.

In his prior role as Group President of a large, publicly traded manufacturing company, Mr. Thompson had responsibility for its gas turbine and reciprocating engine business, as well as research and development activities. By virtue of this and prior positions, Mr. Thompson possesses significant experience in energy issues generally, and gas turbine electric power generation and natural gas pipeline compression in particular. He is a graduate electrical engineer with experience in electrical transmission system design and generation system planning. This experience provides Mr. Thompson a valuable understanding of technical issues faced by the Company.

Carolyn Y. Woo, 61	1998

Since January 2012, Dr. Woo has been President and CEO of Catholic Relief Services, the international humanitarian agency of the Catholic community in the United States. Prior thereto, Dr. Woo was Martin J. Gillen Dean and Ray and Milann Siegfried Professor of Entrepreneurial Studies, Mendoza College of Business, University of Notre Dame, Notre Dame, Indiana. Dr. Woo is also a director of AON Corporation.

Dr. Woo’s current position as President and CEO of an international organization provides her with knowledge and experience in managing a large organization. Her experience as the dean of a major business school and her experience as a professor of entrepreneurship provided her a deep understanding of business principles and extensive expertise with management and strategic planning issues. Through her current and previous service on the boards of directors, audit committees and compensation committees of a number of public companies, including a global reinsurance and risk management consulting company, a pharmaceutical distribution company, an international automotive manufacturer and a financial institution, Dr. Woo has developed an excellent understanding of corporate governance, internal control, financial and strategic analysis and risk management issues. Dr. Woo is a leader in the areas of corporate social responsibility and sustainability, which adds an important perspective to the Company. She is also a current and past board member of several non-profit organizations, including an international relief organization, a global business school accreditation organization, leadership development organizations and an educational organization. This commitment to social and educational organizations provides Dr. Woo with an additional important perspective on the various community and social issues confronting the Company in the various communities that the Company serves.

CORPORATE GOVERNANCE

Separation of Columbia Pipeline Group

On July 1, 2015 (the “Separation Date”), the Company completed the previously announced separation of CPG from the Company through the pro rata distribution of one share of CPG common stock for every one share of the Company’s common stock (the “Separation”). As a result of the Separation, CPG became an independent public company trading under the symbol “CPGX” on the NYSE, and NiSource continued as a fully regulated natural gas and electric utilities company.

In connection with the Separation, the Company’s Board changed as follows:

•	Sigmund L. Cornelius, Marty R. Kittrell, W. Lee Nutter, Deborah S. Parker, Robert C. Skaggs, Jr., and Teresa A. Taylor resigned from the Company’s Board, effective upon the Separation Date;

•	Joseph Hamrock, the Company’s President and Chief Executive Officer, and Deborah A. Henretta were elected to the Company’s Board, effective upon the Separation Date; and

•	Kevin T. Kabat was elected to the Company’s Board, effective as of July 3, 2015.

Also in connection with the Separation, the Officer Nomination and Compensation Committee was renamed the Compensation Committee and the Corporate Governance Committee was renamed the Nominating and Governance Committee.

Director Independence

Under our Corporate Governance Guidelines, a majority of the Board must be comprised of “independent directors.” In order to assist the Board in making its determination of director independence, the Board has adopted categorical standards of independence consistent with the standards contained in Section 303A.02(b) of the NYSE Corporate Governance Standards. The Board also has adopted an additional independence standard providing that a director who is an executive officer or director of a company that receives payments from the Company in an amount which exceeds 1% of such other company’s consolidated gross revenues is not “independent” until three years after falling below such threshold. A copy of our Corporate Governance Guidelines is posted on our website at http://ir.nisource.com/governance.cfm.

The Board has affirmatively determined that, with the exception of Mr. Hamrock, all of the members of the Board and all nominees are “independent directors” as defined in Section 303A.02(b) of the NYSE Corporate Governance Standards and meet the additional standard for independence set by the Board.

Policies and Procedures with Respect to Transactions with Related Persons

We have established policies and procedures with respect to the review, approval and ratification of any transactions with related persons.

Under its Charter, the Nominating and Governance Committee reviews reports and disclosures of insider and affiliated party transactions. Under the Code of Business Conduct, the following situations must be reviewed to determine if they involve a direct or indirect interest of any director, executive officer or employee (including immediate family members) or otherwise present a potential conflict of interest:

•

owning more than a 10% equity interest or a general partner interest in any entity that transacts business with the Company (including lending or leasing transactions, but excluding the receipt of utility service from the Company at tariff rates), if the total amount involved in such transactions may exceed $120,000;

•

selling anything to the Company or buying anything from the Company (including lending or leasing transactions, but excluding the receipt of utility service from the Company at tariff rates), if the total amount involved in such transactions may exceed $120,000;

•	consulting for or being employed by a competitor of the Company; and

•	being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any immediate family member employed by the Company.

Related party transactions requiring review under the Code of Business Conduct are annually reviewed and, if appropriate, ratified by the Nominating and Governance Committee. Directors, individuals subject to Section 16 of the Securities Exchange Act of 1934 (“Section 16 Officers”) and senior executive officers are expected to raise any potential transactions involving a conflict of interest that relates to them with the Nominating and Governance Committee so that they may be reviewed in a prompt manner.

The son of Jim L. Stanley, our Executive Vice President and Chief Operating Officer, is employed by the Company in a non-executive officer position and received total compensation of less than $150,000 in 2015. His compensation was established by the Company in accordance with its compensation practices applicable to employees with comparable qualifications and responsibilities and holding similar positions and without the involvement of Jim L. Stanley. In addition, Jim L. Stanley does not have direct responsibility for directing or reviewing his son’s work and does not have influence over his employment at the Company. The Nominating and Governance Committee reviewed and approved this employment relationship. There were no other transactions between the Company and any officer, director or nominee for director, or any affiliate of or person related to any of them, since January 1, 2015, of the type or amount required to be disclosed under the applicable Securities and Exchange Commission (“SEC”) rules.

Executive Sessions of Non-Management Directors

To promote open discussion among the non-management directors, the Board schedules regular executive sessions at meetings of the Board and each of its committees. The non-management members met separately from management four times in 2015. The independent Chairman of the Board presided at all these executive sessions. All of the non-management members are “independent directors” as defined under the applicable NYSE and SEC rules.

Communications with the Board and Non-Management Directors

Stockholders and other interested persons may communicate any concerns they may have regarding the Company as follows:

•	Communications to the Board may be made to the Board generally, any director individually, the non-management directors as a group, or the Chairman of the Board, by writing to the following address:

NiSource Inc.

Attention: Board of Directors, or any Board member, or non-management directors, or Chairman of the Board

c/o Corporate Secretary

801 East 86th Avenue

Merrillville, Indiana 46410

•

The Audit Committee has approved procedures with respect to the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or audit matters. Communications regarding such matters may be made by contacting the Company’s Ethics and Compliance Officer at ethics@nisource.com, calling the business ethics hotline at 1-800-457-2814, or writing to:

NiSource Inc.

Attention: Director, Corporate Ethics

801 East 86th Avenue

Merrillville, Indiana 46410

Code of Business Conduct

The Company has adopted a Code of Business Conduct to promote (i) ethical behavior, including the ethical handling of conflicts of interest, (ii) full, fair, accurate, timely and understandable financial disclosure, (iii) compliance with applicable laws, rules and regulations, (iv) accountability for adherence to our code, and; (v) prompt internal reporting of violations of our code. Our Code of Business Conduct satisfies applicable SEC and NYSE requirements and applies to all directors, officers (including our principal executive officer, principal financial officer, principal accounting officer and controller) as well as employees of the Company and its affiliates. A copy of our Code of Business Conduct is available on our website at http://ir.nisource.com/governance.cfm and also is available to any stockholder upon written request to our Corporate Secretary.

Any waiver of our Code of Business Conduct for any director, Section 16 Officer or senior executive may be made only by the Audit Committee of the Board and must be promptly disclosed to the extent and in the manner required by the SEC or the NYSE and posted on our website. No such waivers have been granted.

Corporate Governance Guidelines

The Nominating and Governance Committee is responsible for annually reviewing and reassessing the Corporate Governance Guidelines and will submit any recommended changes to the Board for its approval. A copy of the Corporate Governance Guidelines can be found on our website at http://ir.nisource.com/governance.cfm and is also available to any stockholder upon written request to the Company’s Corporate Secretary.

Board Leadership Structure and Risk Oversight

Our Corporate Governance Guidelines state that the Company should remain free to configure leadership of the Board in the way that best serves the Company’s interests at the time and, accordingly, the Board has no fixed policy with respect to combining or separating the offices of Chairman and CEO. If the Chairman is not an independent director, an independent lead director will be chosen annually by the Nominating and Governance Committee. The Chairman or, if the Chairman is not an independent director, the lead director will serve as chair of the Nominating and Governance Committee and as the presiding director of executive sessions of the Board for purposes of the NYSE rules.

Since late 2006, the offices of Chairman and CEO of the Company have been held by different individuals, with the Chairman being an independent director. At this time, the Board believes that the independent Chairman arrangement serves the Company well.

The Board takes an active role in monitoring and assessing the Company’s strategic, compliance, operational and financial risks. The Board administers its oversight function through utilization of its various committees, as well as through a Risk Management Committee, consisting of members of our senior management, which is responsible for the risk management process. Senior management provides reports on our risks to the Board, the Audit Committee and the Board committees that oversee the applicable risks. Additionally, the Audit Committee discusses with management and the independent auditor the effect of regulatory and accounting initiatives on the Company’s financial statements and is responsible for review and evaluation of the Company’s major risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee reviews and assesses the adequacy of the Company’s Risk Management Committee Charter annually, amending it as appropriate. In addition, the Finance Committee, the Compensation Committee, the Nominating and Governance Committee and the Environmental, Safety and Sustainability (“ESS”) Committee are each charged with overseeing the risks associated with their respective areas of responsibility.

Meetings and Committees of the Board

The Board met nine times during 2015. Each incumbent director attended at least 86% of the total number of the Board meetings (held during the period for which he or she was a director) and the committees of the Board on which he or she served (during the periods that he or she served). Pursuant to our Corporate Governance Guidelines, all directors are expected to attend the Annual Meeting. All then-serving directors attended the 2015 Annual Meeting of Stockholders.

The Board has established five standing committees to assist the Board in carrying out its duties: the Audit Committee, the Nominating and Governance Committee, the ESS Committee, the Finance Committee, and the Compensation Committee. In 2015, the Board also established a Search Committee, an ad hoc committee to assist the Nominating and Governance Committee and the Board in identifying qualified director candidates following the Separation. The Board evaluates the structure and membership of its committees on an annual basis, appoints the independent members of the Board to serve on the committees and elects committee chairs following the Annual Meeting of Stockholders. The following tables show the composition of each Board committee as of the date of this Proxy Statement. Mr. Hamrock does not serve on any committee but is invited to attend various committee meetings. Mr. Thompson, who is Chairman of the Board, also serves as the Chair of the Nominating and Governance Committee and is invited to attend all meetings of each of the standing committees.

Board Committee Composition

Director	Audit	Nominating and Governance	ESS	Finance	Compensation
Richard A. Abdoo	X	X			X*
Aristides S. Candris			X	X*	X
Wayne S. DeVeydt(1)
Deborah A. Henretta(2)			X		X
Michael E. Jesanis	X*(F)	X	X
Kevin T. Kabat(2)	X			X
Richard L. Thompson(3)		X*
Carolyn Y. Woo	X		X*	X

*	Committee Chair.

(1)	Mr. DeVeydt was appointed to the Board on March 22, 2016. If elected by the stockholders, he will be assigned to one or more committees following the 2016 Annual Meeting of Stockholders.

(2)	Ms. Henretta’s appointment to the Board became effective upon the Separation Date and Mr. Kabat was appointed July 3, 2015.

(3)	Independent Chairman of the Board.

(F)	Audit Committee Financial Expert, as defined by the SEC rules.

The summaries below are qualified by reference to the entire charter for each of the Audit, Nominating and Governance, ESS, Finance and Compensation Committees; each of which can be found on our website at http://ir.nisource.com/governance.cfm and is also available to any stockholder upon written request to the Company’s Corporate Secretary. Additionally, any committee may perform other duties and responsibilities, consistent with their respective charters, our Amended and Restated Bylaws (our “Bylaws”), governing law, the rules and regulations of the NYSE, the federal securities laws and such other requirements applicable to the Company, delegated to any committee by the Board, or in the case of the Compensation Committee, under any provision of any Company benefit or compensation plan.

Audit Committee

The Audit Committee met nine times in 2015. Among other things, the Audit Committee has the sole authority to appoint, retain or replace the independent auditors and is responsible for:

•	reviewing the independent auditors’ qualifications and independence;

•	overseeing the performance of the Company’s internal audit function and the independent auditors;

•	reviewing and discussing with management and the independent auditor our annual and quarterly financial statements;

•

reviewing and discussing with management and the independent auditor major issues regarding accounting principles, adequacy of internal controls, and critical judgments and estimates made in connection with the preparation of financial statements;

•	monitoring the Company’s risk assessment process and overseeing its insurance programs; and

•	overseeing the Company’s compliance with legal and regulatory requirements.

The Board has determined that all of the members of the Audit Committee are independent as defined under the applicable NYSE and SEC rules, including the additional independence standard for audit committee members, and meet the additional independence standard set forth in the Corporate Governance Guidelines. The Audit Committee has reviewed and approved the independent registered public accountants, both for 2015 and 2016, and the fees relating to audit services and other services performed by them.

For more information regarding the Audit Committee, see “Audit Committee Report” and “Proposal 3 — Ratification of Independent Public Accountants” below.

Nominating and Governance Committee

•	The Nominating and Governance Committee met six times in 2015. Its responsibilities include:

•	identifying individuals qualified to become Board members, consistent with criteria approved by the Board;

•	recommending to the Board director nominees for election at the next annual meeting of the stockholders;

•	developing and recommending to the Board the Corporate Governance Guidelines;

•	consulting with management to determine the appropriate response to stockholder proposals submitted pursuant to SEC rules;

•	reviewing and evaluating the CEO succession plan;

•	reviewing and overseeing, at least annually, corporate and business unit political spending;

•	evaluating any resignation tendered by a director and making recommendations to the Board about whether to accept such resignation; and

•	overseeing the evaluation of the performance of the Board and its committees.

Pursuant to the Corporate Governance Guidelines, the Nominating and Governance Committee, with the assistance of the Compensation Committee and its independent compensation consultant, Exequity LLP, reviews the amount and composition of non-employee director compensation from time to time and makes recommendations to the Board when it concludes changes are needed.

The Nominating and Governance Committee identifies and screens candidates for director and makes its recommendations for director to the Board as a whole. At times the Board may establish an ad hoc Search Committee to assist the Nominating and Governance Committee in this process. In 2015, a Search Committee was established to assist the Nominating and Governance Committee in identifying qualified director candidates upon the completion of the Separation. The Nominating and Governance Committee has the authority to retain a search firm to help it identify director candidates to the extent it deems necessary or appropriate. In connection with the appointments of Ms. Henretta and Mr. Kabat to the Board in 2015, the Nominating and Governance Committee engaged the search firm of Russell Reynolds and Associates, who recommended these candidates. In connection with the nomination of Mr. DeVeydt, the Nominating and Governance Committee engaged the search firm of Heidrick and Struggles, which firm recommended Mr. DeVeydt. In considering candidates for director, the Nominating and Governance Committee considers the nature of the expertise and experience required for the performance of the duties of a director of a company engaged in our businesses, as well as each candidate’s relevant business, academic and industry experience, professional background, age, current employment, community service, other board service and other factors. In addition, the Nominating and Governance Committee takes into account the racial, ethnic and gender diversity of the Board.

The Nominating and Governance Committee seeks to identify and recommend candidates with a reputation for, and record of, integrity and good business judgment who: have experience in positions with a high degree of responsibility and are leaders in the organizations with which they are affiliated; are effective in working in complex collegial settings; are free from conflicts of interest that could interfere with a director’s duties to the Company and its stockholders; and are willing and able to make the necessary commitment of time and attention required for effective service on the Board. The Nominating and Governance Committee also takes into account the candidate’s level of financial literacy. The Nominating and Governance Committee monitors the mix of skills and experience of the directors in order to assess whether the Board has the necessary tools to perform its oversight function effectively. The Nominating and Governance Committee also assesses the diversity of the Board as a part of its annual self-assessment process. The Nominating and Governance Committee will consider nominees for directors recommended by stockholders and will use the same criteria to evaluate candidates proposed by stockholders.

The Board has determined that all of the members of the Nominating and Governance Committee are independent as defined under the applicable NYSE rules and meet the additional independence standard set forth in the Corporate Governance Guidelines.

For information on how to nominate a person for election as a director at the 2017 Annual Meeting, please see the discussion under the heading “Stockholder Proposals and Nominations for 2017 Annual Meeting.”

Environmental, Safety & Sustainability Committee

The ESS Committee met five times during 2015. The ESS Committee assists the Board in overseeing the programs, performance and risks relative to environmental, safety and sustainability matters. Its responsibilities include:

•	evaluating the Company’s environmental and sustainability policies, practices and performance;

•	evaluating the Company’s safety policies, practices and performance relating to our employees, contractors, and the general public;

•	reviewing and assessing shareholder proposals related to the environment, safety and sustainability;

•	reviewing and evaluating the Company’s programs, policies, practices and performance with respect to health and safety compliance auditing; and

•	assessing major legislation, regulation and other external influences that pertain to the ESS Committee’s responsibilities.

Finance Committee

The Finance Committee met eight times during 2015. Its responsibilities include the following:

•	reviewing and evaluating the financial plans of the Company, capital structure, long and short-term debt levels, dividend policy and financial policies;

•	reviewing the Company’s investment strategy and investments;

•	reviewing and evaluating the Company’s financial risks and the steps management has taken to monitor and control such risks;

•	reviewing the Company’s annual earnings guidance and capital budgets; and

•	reviewing the Company’s hedging policies and exempt swap transactions.

Compensation Committee

The Compensation Committee met seven times in 2015. The Compensation Committee advises the Board with respect to the evaluation, compensation and benefits of our executives. Its responsibilities include:

•	evaluating the performance of the CEO and other executive officers in light of the Company’s goals and objectives;

•	making recommendations to the independent Board members regarding CEO compensation and approving compensation of the other executive officers;

•	reviewing and approving periodically a general compensation policy for other officers of the Company and officers of its principal subsidiaries;

•	approving, or if appropriate, making recommendations to the Board with respect to incentive compensation plans and equity-based plans;

•	reviewing Company officer candidates for election by the Board;

•	reviewing and evaluating the executive officers’ development and succession plan (other than the CEO’s succession plan, which is reviewed by the Nominating and Governance Committee);

•	evaluating the risks associated with our compensation policies and practices; and

•	overseeing equal employment opportunity and diversity initiatives.

In making recommendations regarding the compensation of the CEO and approving the compensation of the other executive officers, the Compensation Committee takes into consideration its evaluation of the individual performance of each. When considering changes in compensation for the Named Executive Officers, the Compensation Committee also considers input from the Executive Vice President, Corporate Affairs and Human

Resources, and Exequity LLP, an executive compensation consulting firm that the Compensation Committee engaged to advise it with respect to executive compensation design, comparative compensation practices and compensation matters relating to the Board. Exequity LLP provides no other services to the Company. The Compensation Committee has determined that Exequity LLP is independent under the NYSE rules.

The Compensation Committee has authority to delegate its responsibilities to subcommittees as deemed appropriate, provided the subcommittees are composed entirely of independent directors who also meet the other requirements for membership of the Compensation Committee.

All of the directors serving on the Compensation Committee are (i) independent as defined under the applicable NYSE and SEC rules and meet the additional independence standard set forth in the Corporate Governance Guidelines and the additional NYSE independence standard for members of compensation committees, (ii) “non-employee directors” as defined under Rule 16b-3 of the Securities Exchange Act of 1934 (“Exchange Act”), and (iii) “outside directors” as defined by Section 162(m) of the Internal Revenue Code (hereafter “Section 162(m) of the Code” or “Code Section 162(m)”).

Compensation Committee Interlocks and Insider Participation

As of the fiscal year ended December 31, 2015, Messrs. Abdoo and Candris and Ms. Henretta served on the Compensation Committee. During the fiscal year ended, there were no compensation committee interlocks or insider participation.

DIRECTOR COMPENSATION

Director Compensation.    This section describes compensation for our non-employee directors. To attract and retain highly qualified candidates to serve on the Board, we provide a combination of cash and equity awards. A full-time employee who serves as director does not receive any additional compensation for service on the Board. Consequently, because Mr. Hamrock is also our President and CEO, he does not receive additional compensation for his service as a Board member.

Each non-employee director receives an annual retainer of $210,000, consisting of $90,000 in cash and an award of restricted stock units valued at $120,000 at the time of the award. The cash retainer is paid in arrears in four equal installments at the end of each calendar quarter.

The restricted stock units are awarded annually and the number of restricted stock units is determined by dividing the value of the grant by the closing price of our common stock on the grant date. Restricted stock units are granted to directors under the NiSource Inc. 2010 Omnibus Incentive Plan (“Omnibus Plan”), which was approved by the stockholders on May 11, 2010, and re-approved for Code Section 162(m) purposes on May 12, 2015.

Additionally, each director who serves as chair of a Board committee receives compensation for this responsibility. The annual committee chair fees are $20,000 for each of the standing committees. The Chairman of the Board receives additional annual compensation of $160,000 for his role. These fees are paid in cash in arrears in four equal installments and are prorated in the case of partial year service.

All Other Compensation.    The other compensation included under the column “All Other Compensation” in the Director Compensation Table below consists of matching contributions made by the NiSource Charitable Foundation.

Omnibus Plan.    The Omnibus Plan permits equity awards to be made to non-employee directors in the form of incentive and non-qualified stock options, stock appreciation rights, restricted stock and restricted stock units, performance shares, performance units, cash-based awards and other stock-based awards. Except as provided below, terms and conditions of awards to non-employee directors are determined by the Board prior to grant. Since May 11, 2010, awards to directors have been made from the Omnibus Plan. Awards of restricted stock units associated with periods prior to June 1, 2011, vested immediately, but are not distributed in shares of common stock until after the director separates from the Board. Beginning June 1, 2011, the awards of restricted stock units vest and are payable in shares of common stock on the earlier of (a) the last day of the director’s annual term for which the restricted stock units are awarded or (b) the date that the director separates from service due to a “Change-in-Control” (as defined in the Omnibus Plan); provided, however, that in the event that the director separates from service prior to such time as a result of “Retirement” (defined as the cessation of services after providing a minimum of five continuous years of service as a member of the Board), death or “Disability” (as defined in the Omnibus Plan), the director’s restricted stock unit awards shall pro rata vest in an amount determined by using a fraction, where the numerator is the number of full or partial calendar months elapsed between the grant date and the date of the director’s Retirement, death or Disability, and the denominator of which is the number of full or partial calendar months elapsed between the grant date and the last day of the director’s annual term for which the director is elected that corresponds to the year in which the restricted stock units are awarded. The vested restricted stock units awarded on or after June 1, 2011, are payable as soon as practicable following vesting, unless otherwise provided pursuant to any prior election the non-employee director may have made to defer distribution. With respect to restricted stock units that have not been distributed, additional restricted stock units are credited to each non-employee director to reflect dividends paid to stockholders on common stock. The restricted stock units have no voting or other stock ownership rights and are payable in shares of our common stock upon distribution.

In connection with the Separation, the Board approved equitable adjustments to all outstanding equity awards in order to preserve the intrinsic aggregate value of the awards prior to Separation. Vested but unpaid restricted stock units awards held by non-employee directors were credited with one immediately vested CPG restricted stock unit for each such NiSource restricted stock unit held. Unvested awards were not provided such credit, however, the awards of restricted stock units made to non-employee directors on May 12, 2015, were subject to a valuation adjustment based on a ratio of the price that a share of NiSource Common Stock traded for three days prior to the Separation and the NiSource share price traded on a when-issued basis for the same three-day period.

Also in connection with the Separation, the Company amended the restricted stock unit agreements for vested but unpaid restricted stock units to provide the non-employee directors with a one-time opportunity to elect to invest all or a portion of the such restricted stock units and the CPG restricted stock units in alternative investment options and to have such amounts settled in cash at the same time as the vested restricted stock units are paid under the prior award agreements, subject to the stock ownership requirements described below.

Director Stock Ownership.    The Board maintains stock ownership requirements for its directors that are included in the Corporate Governance Guidelines. Within five years of becoming a non-employee director, each non-employee director is required to hold an amount of Company stock with a value equal to five times the annual cash retainer paid to directors by the Company. Company stock that counts towards satisfaction of this requirement includes shares purchased on the open market, awards of restricted stock or restricted stock units through the prior Non-Employee Director Stock Incentive Plan or Omnibus Plan, and shares beneficially owned in a trust or by a spouse or other immediate family member residing in the same household.

Each director has a significant portion of his or her compensation directly aligned with long-term stockholder value. Fifty-seven percent (57%) of a non-employee director’s 2015 annual retainer (valued as of the time of award) consisted of restricted stock units, which are converted into common stock when vested and distributed to the director.

Director Compensation

The table below sets forth all compensation earned by or paid to our non-employee directors in 2015. Our CEO and former CEO did not receive any additional compensation for their service on the Board. Their compensation for serving as CEO is listed under Compensation of Executive Officers.

Name	Fees Earned or Paid in Cash ($)(4)	Stock Awards ($)(5)(6)	All Other Compensation ($)(7)	Total ($)
Richard A. Abdoo	110,000	120,000	10,000	240,000
Aristides S. Candris	100,000	120,000	10,000	230,000
Sigmund L. Cornelius(1)	45,000	120,000	—	165,000
Wayne S. DeVeydt(2)	—	—	—	—
Deborah A. Henretta(3)	45,000	103,230	—	148,230
Michael E. Jesanis	110,000	120,000	—	230,000
Kevin T. Kabat(3)	44,516	102,260	—	146,776
Marty R. Kittrell(1)	55,000	120,000	—	175,000
W. Lee Nutter(1)	45,000	120,000	—	165,000
Deborah S. Parker(1)	45,000	120,000	—	165,000
Teresa A. Taylor(1)	55,000	120,000	—	175,000
Richard L. Thompson	270,000	120,000	—	390,000
Carolyn Y. Woo	100,000	120,000	3,500	223,500

(1)	These directors resigned from the Board effective upon the Separation Date.

(2)	Mr. DeVeydt was appointed to the Board on March 22, 2016.

(3)	Ms. Henretta’s appointment to the Board became effective upon the Separation Date and Mr. Kabat was appointed to the Board on July 3, 2015.

(4)	The fees shown include the annual cash retainer and any Board and Chair fees paid during the year to each director.

(5)

The amounts shown reflect the grant date fair value of awards computed in accordance with FASB ASC Topic 718. For restricted stock units, the grant date fair value is the number of shares multiplied by the closing price of our stock on the award date. Each non-employee director who was elected on May 12, 2015, received an award of restricted stock units valued at $120,000 which was equal to approximately 2,699 restricted stock units valued at $44.46 per unit, the closing price of our common stock on that date. In connection with the Separation, these awards were equitably adjusted to 7,424 restricted stock units to preserve the intrinsic aggregate value of the awards prior to the Separation. Ms. Henretta and Mr. Kabat each received a pro-rated award valued at $103,230 and $102,260, respectively, which was equal to approximately 6,076 and 6,072 restricted stock units each based on the closing price of our common stock on July 2, 2015, with respect to Ms. Henretta, which was $16.99 and on July 6, 2015, with respect to Mr. Kabat, which was $16.84. See “Security Ownership of Certain Beneficial Owners and Management” and footnote (4) to that table for information regarding the number of shares of stock held by each current director as of March 3, 2016.

(6)

As of December 31, 2015, the number of equity awards (in the form of restricted stock units) that were outstanding for each director were approximately as follows: Mr. Abdoo, 46,526; Mr. Candris, 19,774; Mr. Cornelius, 4,772; Ms. Henretta, 6,178; Mr. Jesanis, 29,768; Mr. Kabat, 6,174; Mr. Kittrell, 11,268; Mr. Nutter, 0; Ms. Parker, 0; Ms. Taylor, 7,454; Mr. Thompson, 55,885; and Ms. Woo, 33,418.

(7)

This column includes matching contributions made by the NiSource Charitable Foundation under the Director Charitable Match Program. The Foundation matches up to $10,000 annually in contributions by any director to approved tax-exempt charitable organizations. Any amount not utilized for the match in the year it is first available is carried over to the following year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows as of March 3, 2016, the number of shares of our outstanding common stock beneficially owned by (i) each of our directors; (ii) each of our Named Executive Officers; (iii) our directors and executive officers as a group; and, (iv) beneficial owners of more than 5% of our outstanding common stock (based solely on the Schedule 13G filings and any amendments thereto filed with the SEC on or before March 3, 2016) except as noted below. None of the Named Executive Officers or directors has any outstanding stock options as of that date. The business address of each of the Company’s directors and executive officers is the Company’s address.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class Outstanding
5% Owners

T. Rowe Price Associates, Inc.(1)	31,533,011	9.8%
100 East Pratt Street Baltimore, MD 21202
The Vanguard Group(2)	28,165,168	8.8%
100 Vanguard Blvd. Malvern, PA 19355
BlackRock, Inc.(3)	18,087,261	5.7%
55 East 52nd Street New York, NY 10022
Directors and Executive Officers

Richard A. Abdoo(4)	15,000	*
Donald E. Brown(5)	660	*
Aristides S. Candris(4)	2,000	*
Wayne S. DeVeydt(6)	—	*
Joseph Hamrock(5)	155,811	*
Deborah A. Henretta(4)	—	*
Carrie J. Hightman(5)(7)	250,554	*
Michael E. Jesanis(4)	6,644	*
Kevin T. Kabat(4)	—	*
Glen L. Kettering(8)	400	*
Violet Sistovaris(5)	114,428	*
Robert C. Skaggs, Jr.(8)	168,010	*
Stephen P. Smith(8)	—	*
Jim L. Stanley(5)	123,275	*
Richard L. Thompson(4)	16,299	*
Carolyn Y. Woo(4)	19,744	*
All directors and executive officers as a group (19 persons)	1,029,277	*

*	Less than 1%

(1)

As reported on an amendment to statement on Schedule 13G filed with the SEC on behalf of T. Rowe Price Associates, Inc. on February 10, 2016. T. Rowe Price Associates, Inc. has sole voting power with respect to 10,826,615 shares and sole dispositive power with respect to 31,533,011 shares reported as beneficially owned.

(2)

As reported on an amendment to statement on Schedule 13G filed with the SEC on behalf of The Vanguard Group on February 11, 2016. The Vanguard Group has sole voting power with respect to 538,836 shares, shared voting power with respect to 19,400 shares, sole dispositive power with respect to 27,651,732 shares and shared dispositive power with respect to 513,436 shares reported as beneficially owned.

(3)

As reported on an amendment to statement on Schedule 13G filed with the SEC on behalf of BlackRock, Inc. on January 27, 2016. BlackRock, Inc. has sole voting power with respect to 16,044,749 shares and sole dispositive power with respect to 18,087,261 shares reported as beneficially owned.

(4)

Does not include restricted stock units issued under the Omnibus Plan and the former Non-Employee Director Stock Incentive Plan because these restricted stock units will not vest within 60 days of March 3, 2016.

(5)	Includes shares held in our 401(k) Plan and shares distributable within 60 days.

(6)	Mr. DeVeydt was appointed to the Board on March 22, 2016.

(7)	Includes shares owned by a trust over which Ms. Hightman maintains investment control and of which one or more of her immediate family members are the sole beneficiaries.

(8)	Messrs. Skaggs, Smith and Kettering each resigned in connection with the Separation. Each of their holdings appear as reported by each executive as of December 31, 2015.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Introduction

As noted earlier in this Proxy Statement, on July 1, 2015, the Company successfully completed the separation of its natural gas pipeline and related business into a stand-alone publicly traded company, CPG. We believe this Separation will enhance long-term stockholder value by creating two independent, highly focused, premier entities and sets the foundation for the Company to execute on our pure-play utility growth strategy. While we have retained the same executive compensation philosophy and principles post-Separation, our 2015 executive compensation program was modified as a result of the Separation in order to address the unique challenges of the mid-year Separation, including for example, (1) dramatically different financial plans for the first and second half of the year necessitating bifurcation of our annual cash short-term incentive program, (2) the difficulty in establishing long-term performance goals for our 2015 annual long-term equity awards necessitating the use of service-based restricted stock units in lieu of our traditional long-term incentive vehicle of performance-based share awards, and (3) the need to adjust performance periods and goals for our unvested 2013 and 2014 performance share awards in light of the different operating and financial plans of the Company post-Separation.

This CD&A describes our compensation philosophy and the material elements of our 2015 executive compensation program applicable to our Named Executive Officers.

Our Named Executive Officers who currently serve as executive officers of the Company are:

Joseph Hamrock — President and Chief Executive Officer

Donald E. Brown — Executive Vice President, Chief Financial Officer and Treasurer

Jim L. Stanley — Executive Vice President and Chief Operating Officer

Carrie J. Hightman — Executive Vice President and Chief Legal Officer

Violet Sistovaris — Executive Vice President, Northern Indiana Public Service Company (“NIPSCO”)

We also have three Named Executive Officers who are no longer executive officers of the Company following the Separation. SEC executive compensation disclosure rules require us to provide information for each individual who served as chief executive officer or chief financial officer at any time during the fiscal year.

Mr. Robert C. Skaggs, Jr. and Mr. Stephen P. Smith served as President and Chief Executive Officer and Executive Vice President and Chief Financial Officer, respectively, prior to the Separation on July 1, 2015 at which time both resigned from their positions with the Company and commenced employment with CPG. In addition, these disclosure rules require us to provide information for Mr. Glen L. Kettering who served as an executive officer of the Company during the year and would have been reported as a Named Executive Officer in this Proxy Statement had he not left the Company.

2015 Accomplishments

In addition to the Company’s successful completion of the Separation, the Company achieved a number of significant accomplishments in 2015, including:

•	Another industry leading year in stock price appreciation;

•	Delivering total shareholder return of approximately 16.7% since the Separation;

•	Outperforming the major utility indices for the seventh consecutive year; and

•	Generating earnings growth in line with our guidance range for the ninth consecutive year.

Total Shareholder Return shown in the chart above is calculated by share price appreciation plus the annual dividend amount.

The NiSource 2015 share price appreciation and total shareholder return shown in the charts above are based on a 2014 year-end closing price calculated utilizing the Bloomberg separation formula taking into account the Separation on July 1, 2015.

Our 2015 performance was once again driven in large part by our continued disciplined execution across all facets of our established infrastructure-focused and investment-driven business strategy. Key business accomplishments during 2015 include:

•	Emerging as a premier pure-play natural gas and electric utility company following the Separation;

•	Being selected to the Dow Jones Sustainability North American Index for the second year straight;

•

Investing a record $1.37 billion at our Columbia Gas and Northern Indiana Public Service Company utilities across seven states to provide long-term safety and reliability benefits to customers and communities;

•	Replacing 361 miles of priority pipe and the last known cast iron pipe from Columbia Gas of Virginia;

•	Completing the deployment of automated meter reading devices across our nearly four million natural gas and electric customers;

•

Delivering a broad range of regulatory initiatives supporting enhanced safety, employee training and customer programs, including extension of Columbia Gas of Virginia’s modernization program, obtaining approval of Columbia Gas of Massachusetts’ gas system enhancement plan and successful rate settlements in three states that will support pipeline safety upgrades, and enhance safety and reliability;

•	Being selected as one of the World’s Most Ethical Companies for the fifth consecutive year; and

•

Continuing to strengthen our financial profile by delivering on our $30 billion of identified long-term regulated utility infrastructure investments, while maintaining an investment grade credit rating, and providing a solid and growing dividend.

The Compensation Committee considered these achievements while performing its oversight activities throughout the course of the year.

Executive Compensation Highlights

Many of the Compensation Committee’s 2015 compensation decisions were made in anticipation of the Separation and to reflect the Company’s emergence as a pure-play utility. The following are key compensation decisions that occurred during 2015, many of which were made to address the unique circumstances related to the mid-year Separation.

In early 2015, the Compensation Committee:

•	Determined that no increases to base salaries of the Named Executive Officers were warranted prior to the Separation;

•

Approved delivery of the 2015 annual long-term equity awards to our Named Executive Officers solely in the form of service-based restricted stock units that do not vest until February 2, 2018, subject to the recipient’s continued service through such date, for the reasons explained in the section entitled “LTIP Awards;”

•

Approved increases in the grant date value of the 2015 annual long-term equity award for Messrs. Hamrock, Stanley, Smith, and Kettering, for the reasons explained in the section entitled “LTIP Awards;”

•

Approved a six-month performance period for the first half of 2015 for our annual cash short-term incentive program in the event of the Separation, for the reasons explained in the section entitled in the “Annual Performance-Based Cash Incentives;”

•

Awarded our new CFO, Mr. Brown, a signing bonus of $75,000, an annual long-term equity award having a grant date value of $750,000, and a special equity grant with a grant date value of $510,000 in order to compensate him for the lost compensation opportunities at his prior employer; and

•

Approved a valuation adjustment for outstanding unvested restricted stock units upon Separation consistent with the terms of the Omnibus Plan, in order to preserve the intrinsic aggregate value of awards prior to the Separation, based on a ratio determined by comparing the average NiSource share price for three days prior to the Separation with the NiSource share price traded on a when-issued basis for the same three day period.

In June 2015, the Compensation Committee:

•

Approved base salary increases for Messrs. Hamrock and Stanley and Ms. Sistovaris, each of whom assumed new roles and responsibilities after the Separation, for the reasons explained in the section entitled “2015 Base Salaries;”

•

Approved an incremental grant of service-based restricted stock units for Messrs. Hamrock and Stanley and Ms. Sistovaris, each of whom assumed new roles and responsibilities after the Separation, for the reasons explained in the section entitled “LTIP Awards;”

•

Approved an increase in the trigger, target and stretch award opportunities for the annual cash short-term incentive for Messrs. Hamrock and Stanley and Ms. Sistovaris, each of whom assumed new roles and responsibilities after the Separation, for the reasons explained in the section entitled “Annual Performance-Based Cash Incentives;”

•

Approved performance targets for the second half of 2015 for our annual cash short-term incentive program for the reasons explained in the section entitled in the “Annual Performance-Based Cash Incentives;” and

•

Approved above-target performance results for the 2013 and 2014 performance share awards based on performance through the Separation and approved conversion of the performance share awards to service-based restricted stock units, which will vest on the service-based vesting date under the original terms of the performance share awards.

In addition, in October 2015, the Compensation Committee amended the Omnibus Plan, effective October 4, 2015, to provide for (i) a minimum vesting period of one year for all awards and (ii) double-trigger vesting for equity awards that are assumed or replaced by an acquiring company upon a change-in-control; meaning that there must be both a change-in-control and a qualifying termination of employment in order for the equity awards to vest in connection with or following such change-in-control. In the event equity awards are not assumed or replaced in a change-in-control, then the outstanding equity awards will vest upon the occurrence of a change-in-control alone. Please see the section entitled “Severance and Change-in-Control Benefits” for further information regarding benefits to be received upon termination of employment or a change-in-control.

Overview of Our Executive Compensation Practices

The Compensation Committee reviews on an ongoing basis the Company’s executive compensation program to evaluate whether it supports the Company’s executive compensation philosophy and objectives and is aligned with stockholder interests. Our executive compensation practices include the following, each of which the Compensation Committee believes reinforces our executive compensation philosophy and objectives.

We DO Have This Practice	We Do NOT Have This Practice
✓ Incentive award metrics that are objective and tied to key company performance metrics	X Repricing of options without stockholder approval
✓ Share ownership guidelines	X Hedging or pledging transactions or short sales by executive officers or directors
✓ Compensation recoupment policy	X Tax gross-ups for NEOs (other than gross-ups that are available to all employees who receive relocation benefits)
✓ Limited perquisites	X Automatic single-trigger equity vesting upon a change-in-control
✓ Pledging prohibition in our long-term incentive plan	X Excise tax gross-ups under change-in-control agreements
✓ Double-trigger severance benefits upon a change-in-control	X Excessive pension benefits or defined benefit supplemental executive retirement plan
✓ Three year minimum vesting for equity awards to promote retention with limited exceptions for new hires and promotions	X Excessive use of non-performance based compensation
✓ Tie a significant portion of executive compensation to stockholder interests in the form of at-risk compensation	X Excessive severance benefits
✓ Use an independent compensation consultant	X Dividend equivalent rights or dividends on executives’ unvested performance awards or restricted stock units
✓ Annual Say-on-Pay vote

Overview of Our Executive Compensation Program

Our compensation program is intended to attract, retain and motivate highly qualified executives.

The principal elements of compensation that we have historically provided to our executives are: base salary, annual short-term performance-based cash incentives and long-term performance-based equity incentive awards. We use short and long-term compensation to motivate our executives to meet and exceed the short and long-term business objectives of the Company.

Since 2011, we have used 100% performance-based equity compensation for our annual long-term equity incentive awards as a means to further align the interests of our executives with those of our stockholders. In 2015, however, in anticipation of the Separation and the fact that the Company and the Company’s financial plans would be very different following the mid-year Separation, we used service-based restricted stock units for our annual long-term equity awards in lieu of performance-based equity. Effective January 2016, we returned to our historical practice of awarding 100% performance-based equity compensation for our annual long-term equity incentive awards.

We generally target total compensation (base salary, annual short-term performance-based cash incentives and long-term equity incentive awards) to be competitive with the compensation paid to similarly positioned executives at companies within our peer group of companies (the “Comparative Group”) as described in the section entitled “Our Executive Compensation Process — Competitive Market Review.” We do not, however, manage pay to a certain target percentile of the Comparative Group practices.

We employ leading governance practices, such as clawback policies and stock ownership guidelines, and we conduct an annual risk assessment of the Company’s compensation practices.

In addition, our executive officers are prohibited from trading in Company securities during quarterly blackout periods and they are also prohibited from engaging in hedging or short sales of the Company’s equity securities.

Finally, when making decisions about our executive compensation program, the Compensation Committee takes into account the stockholders’ view of such matters. In 2015, 96% of our investors voted in favor of our Say-on-Pay Proposal at our Annual Meeting. No changes were made to the design of our executive compensation program in response to the 2015 stockholder vote.

Our Executive Compensation Philosophy

The key design priorities of the Company’s executive compensation program are to:

•	Maintain a financially responsible program aligned with the Company’s strategic plan to build stockholder value and long-term, sustainable earnings and dividend growth;

•	Provide a total compensation package that is aligned with the standards in our industry thereby enhancing the Company’s ability to:

–  Attract and retain executives with competitive compensation opportunities;

–  Motivate and reward executives for achieving and exceeding our business objectives;

–  Provide substantial portions of pay at risk for failure to achieve our business objectives;

•	Align the interests of stockholders and executives by emphasizing stock-denominated compensation opportunities; and

•	Comply with applicable laws and regulations.

The Compensation Committee believes that the Company’s executive compensation program is thoughtfully and effectively constructed to fulfill our compensation objectives, and rewards decision making that creates value for our stockholders, customers and other key stakeholders.

Principal Elements of Our 2015 Compensation Program

We have designed our program to meet our business objectives using various compensation elements intended to drive both short-term and long-term performance.

We believe that a large percentage of total compensation for our Named Executive Officers should be performance-based, and the proportion of at-risk, performance-based compensation should increase as the executive’s level of responsibility within the Company increases. The Compensation Committee believes the appropriate mix of the elements of compensation should take into account the Company’s financial and strategic objectives, the competitive environment, Company performance, individual performance and responsibilities and evolving governance practices. For example, in anticipation of the Separation, the Compensation Committee determined it appropriate to approve 2015 annual long-term equity awards to our Named Executive Officers solely in the form of service-based restricted stock units that vest in February 2018, subject to the executive’s continued employment.

We believe that the principal elements of our total compensation package for 2015, as more fully described below, help us achieve the objectives of our compensation program as follows:

Time Horizon
Element of Total Compensation	Form of Compensation	Attraction	Short- Term	Long- Term	Alignment with Stockholder Interest	Retention
Base Salary	Cash	✓				✓
Annual Performance-Based Cash Incentive	Cash	✓	✓		✓	✓
Long-Term Equity Incentive	Shares	✓		✓	✓	✓

Base Salary

Base salary is designed to provide our employees with a level of fixed pay that is commensurate with role and responsibility. We believe that by delivering base salaries that are reflective of market norms, the Company is well-positioned to attract, retain and motivate top caliber executives in an increasingly competitive labor environment. The Compensation Committee annually reviews the base salaries of the Company’s senior executives, including the Named Executive Officers, to evaluate whether they are competitive within our industry. In reviewing the base salaries, the Compensation Committee considers the base salaries paid to similarly situated executives by the companies in the Comparative Group. See the section entitled “Our Executive Compensation Process — Competitive Market Review” listing the companies in our Comparative Group used by the Compensation Committee for the first half of 2015 (pre-Separation) and in the second half of 2015 (post-Separation). The Compensation Committee determines any base salary changes for the Company’s senior executives based on a combination of factors that includes competitive pay standards, level of responsibility, experience, internal equity considerations, historical compensation, and individual performance and contribution to business objectives, as well as recommendations from Mr. Skaggs, our CEO at the time. Mr. Skaggs was evaluated separately by the Compensation Committee, taking into account those factors reviewed for all other senior executives. The Compensation Committee then provided their recommendation regarding CEO compensation to the independent members of the Board for approval. See the section below entitled “Compensation Committee Actions Related to 2015 Compensation” for more information.

Annual Performance-Based Cash Incentive Plan (“Incentive Plan”)

This component of total compensation provides employees with the opportunity to earn a cash award tied to both the performance of the Company and individual contributions to the organization’s success. Annual cash incentives are authorized by the Omnibus Plan which was originally approved by stockholders in May 2010 and re-approved by stockholders for Code Section 162(m) purposes in May 2015. The performance goals for the Incentive Plan are based on the financial plan approved by the Board at the beginning of the applicable performance period. The financial plan is designed to achieve the Company’s aim of creating sustainable stockholder value by growing earnings, effectively managing the Company’s cash and providing a strong dividend. In January 2015, in anticipation of the Separation, the Compensation Committee approved performance measures and goals for the first half of 2015 and, in June, the Compensation Committee approved the same corporate performance measures (eliminating business unit measures) but different goals for the second half of 2015 as a result of the Separation.

Eligibility for participation in the Incentive Plan extends to nearly all Company employees. Every eligible employee has an incentive opportunity at trigger, target and stretch levels of performance and the Compensation Committee identifies expectations for all senior executives, including the Named Executive Officers. See the section below entitled “Compensation Committee Actions Related to 2015 Compensation” for more information regarding the 2015 Incentive Plan, including incentive opportunities, performance measures, goals and payouts for each of the Named Executive Officers.

Long-Term Equity Incentive Plan (“LTIP”)

Our compensation program also includes a long-term equity incentive component. The Compensation Committee believes it important that each executive, in particular each of our senior executives, has personal financial exposure to the performance of the Company’s stock and, therefore, is aligned with the financial interests of stockholders. The Compensation Committee also believes that long-term equity incentives promote decision making that is consistent with the Company’s long-term business objectives.

Since 2011, the Compensation Committee delivered annual long-term equity incentive awards solely in performance shares to further align our executives’ interests with those of our stockholders and the Company’s long-term business objectives. However, in January 2015, in anticipation of the Separation, the Compensation Committee determined that the 2015 annual long-term equity awards should be in the form of service-based restricted stock units that vest in February 2018, subject to the executive’s continued employment through the vesting date. In January 2016, the Compensation Committee reverted back to its historical practice of delivering annual long-term equity incentive awards solely in the form of performance shares that vest based on the achievement of multi-year performance goals and the executive’s continued employment through the vesting date.

When establishing equity grants for each Named Executive Officer, the Compensation Committee considers, among other things, the executive’s base salary, the appropriate mix of cash and equity award opportunities, prior awards under the LTIP and the compensation practices for similarly situated executives at other companies in our Comparative Group. The actual value of each annual long-term equity award will vary based on the Company’s stock price at the time the award is settled.

The Compensation Committee may also approve special equity awards to attract and retain executive talent or to recognize significant contributions. See the section below entitled “Compensation Committee Actions Related to 2015 Compensation” for more information regarding the 2015 LTIP awards for each of the Named Executive Officers, including the special equity grant to Mr. Brown, the performance results for the 2013 and 2014 performance share awards, based on performance through the Separation, and the conversion of the 2013 and 2014 performance share awards into service-based restricted stock units at the time of the Separation.

Other Compensation and Benefits

We also provide other forms of compensation to our executives, including the Named Executive Officers, consisting of a limited number of perquisites, severance and change-in-control arrangements and a number of other employee benefits that generally are extended to our entire employee population. These other forms of compensation are generally comparable to those that are provided to similarly situated executives at other companies of our size.

Perquisites

Perquisites are not a principal element of our executive compensation program. They are intended to assist executive officers in the performance of their duties on behalf of the Company or otherwise to provide benefits that have a combined personal and business purpose. Generally, the Company does not reimburse the Named Executive Officers for the payment of personal income taxes incurred by the executives in connection with their receipt of these benefits, except for relocation expenses, consistent with Company practice for all employees who receive Company-paid relocation expenses. For more information on these perquisites, see the Summary Compensation Table and footnote (6) to that table.

Severance and Change-In-Control Benefits

We maintain an executive severance policy, and Change-in-Control Agreements with each of the Named Executive Officers that we currently employ, and we previously maintained a letter agreement with Mr. Smith, our former Chief Financial Officer, regarding payments to be made in the event of termination of his employment. No severance or Change-in-Control payments were triggered by the terminations of employment of Messrs. Skaggs, Smith or Kettering in connection with the Separation.

Change-in-Control Agreements are intended to ensure that thoroughly objective judgments are made in relation to any potential change in corporate ownership so that stockholder value is appropriately safeguarded and returns to investors are maximized. The Change-in-Control Agreements provide for cash severance benefits upon a double-trigger (meaning there must be both a qualifying change-in-control and termination of employment) and do not provide for any “gross-up” payments to executives for excise taxes incurred with respect to benefits received under a Change-in-Control Agreement. Effective as of October 2015, the Omnibus Plan was amended to provide that all equity awards granted under the Plan that are assumed or replaced by an acquiring company will be subject to double-trigger vesting upon a change-in-control. Awards that are not assumed or replaced by the acquiring company vest upon such change-in-control.

For further discussion of these agreements, see the table in the section entitled “Potential Payments upon Termination of Employment or a Change-in-Control of the Company” and the accompanying narrative.

Pension Programs

During 2015, we maintained a tax-qualified defined benefit pension plan for essentially all salaried exempt employees hired before January 1, 2010, all non-exempt employees (both non-union and certain union employees) hired before January 1, 2013, as well as for other union employees, regardless of hire date, and a non-qualified defined benefit pension plan (the “Pension Restoration Plan”) for all eligible employees with annual compensation or pension benefits in excess of the limits imposed by the Internal Revenue Service (“IRS”), including the Named Executive Officers. The Pension Restoration Plan provides for a pension benefit under the same formula provided under the tax-qualified plan but without regard to the IRS limits, reduced by amounts paid under the tax-qualified plan. The material terms of the pension programs are described in the narrative to the Pension Benefits Table.

Savings Programs

Our Named Executive Officers are eligible to participate in the same tax-qualified 401(k) Plan as most employees and in a non-qualified defined contribution plan (the “Savings Restoration Plan”) maintained for eligible executive employees. The 401(k) Plan includes a Company match that varies depending on the pension plan in which the employee participates and a Company profit sharing contribution for most employees of between 0.5% and 1.5% of the employee’s eligible earnings based on the overall corporate net operating earnings per share measure. In addition, for salaried employees hired after January 1, 2010, and non-union hourly employees hired after January 1, 2013, the 401(k) Plan includes a 3% Company contribution to the employee accounts. The Savings Restoration Plan provides for Company contributions in excess of IRS limits under the 401(k) Plan for eligible employees, including the Named Executive Officers. The material terms of the Savings Restoration Plan are described in the narrative to the 2015 Non-qualified Deferred Compensation Table.

Deferred Compensation Plan

We also maintain the Executive Deferred Compensation Plan (the “Deferred Compensation Plan”) through which eligible Company executives, including the Named Executive Officers, may elect to defer between 5% and 80% of their base salary and annual cash incentive payout. The Company makes the Deferred Compensation Plan available to eligible executives so they have the opportunity to defer their cash compensation without regard to the limits imposed by the IRS for amounts that may be deferred under the 401(k) Plan. The material terms of the Deferred Compensation Plan are described in the narrative to the 2015 Non-qualified Deferred Compensation Table.

Health and Welfare Benefits

We also provide other broad-based benefits such as medical, dental, life insurance and long-term disability coverage on the same terms and conditions to all employees, including the Named Executive Officers. We believe that these broad-based benefits enhance the Company’s reputation as an employer of choice and thereby serve the objectives of our compensation program to attract, retain and motivate our employees.

Our Executive Compensation Process

The Compensation Committee is responsible for determining salaries, performance-based incentives and other matters related to the compensation of our executives and for overseeing the administration of our equity plans, including equity award grants to our executive officers. The Compensation Committee takes into account various factors when making compensation decisions, including:

•	Attainment of established business and financial goals of the Company;

•	Competitiveness of the Company’s compensation program based upon competitive market data; and

•	An executive’s position, level of responsibility and performance, as measured by the individual’s contribution to the Company’s achievement of its business objectives.

The Compensation Committee reviews the compensation of our CEO and his executive direct reports each year. In determining the compensation of the CEO and his executive direct reports, the Compensation Committee takes into consideration the CEO’s recommendation with respect to his executive direct reports and submits its recommendation with respect to the CEO compensation to the independent members of the Board. When considering changes in compensation for the Named Executive Officers, the Compensation Committee also considers input from the Executive Vice President, Corporate Affairs and Human Resources and the Compensation Committee’s independent executive compensation consultant, Exequity LLP.

Competitive Market Review

In connection with its compensation decision making, the Compensation Committee reviews the executive compensation practices in effect at other companies in the Comparative Group. Prior to Separation, these companies comprised leading gas, electric, and combination utility and natural gas transmission companies that were selected by the Compensation Committee for their operational comparability to the Company and because we generally compete with these companies for the same executive talent. For purposes of considering 2015 compensation practices prior to the Separation, the pre-Separation Comparative Group included the following companies:

AGL Resources Inc.	Pepco Holdings, Inc.
Ameren Corporation	PPL Corporation
American Electric Power Company, Inc.	Public Service Enterprise Group Incorporated
CenterPoint Energy, Inc.	Questar Corporation
CMS Energy Corporation	SCANA Corporation
Dominion Resources, Inc.	Sempra Energy
DTE Energy Company	Spectra Energy Corp
EQT Corporation	WGL Holdings, Inc.
FirstEnergy Corp.	The Williams Companies, Inc.

In anticipation of the Separation, in May 2015, the Compensation Committee’s independent compensation consultant presented a revised group of comparator companies to reflect the Company’s smaller size and narrower range of operations post-Separation. This revised group was used in evaluating the compensation adjustments that were approved in June 2015 in connection with the Separation. This revised group of companies was based on the Comparative Group prior to the Separation, but updated to (i) remove the following companies: EQT Corporation, Pepco Holdings, Inc., Spectra Energy Corp, and The Williams Companies, Inc. and (ii) include the following companies: Atmos Energy Corporation, The Laclede Group, Inc., OGE Energy Corp., One Gas, Inc., Piedmont Natural Gas Company, Inc., and PNM Resources, Inc.

In August 2015, the Compensation Committee, with input from its independent compensation consultant, revised the Comparative Group for purposes of evaluating compensation practices in 2016. The new post-Separation Comparative Group, set forth below, removed companies in the transportation and storage sector (EQT Corporation, Pepco Holding, Inc., Spectra Energy Corp and The Williams Companies, Inc.) and added several companies (Alliant Energy Corporation, Atmos Energy Corporation, The Laclede Group, Inc., OGE Energy Corp., One Gas, Inc., Piedmont Natural Gas Company, Inc., PNM Resources, Inc., Vectren Corporation and WEC Energy Group) in order to align with companies that are operationally similar to the Company following the Separation.

AGL Resources Inc.	One Gas, Inc.
Alliant Energy Corporation	Piedmont Natural Gas Company, Inc.
Ameren Corporation	PNM Resources, Inc.
American Electric Power Company, Inc.	PPL Corporation
Atmos Energy Corporation	Public Service Enterprise Group Incorporated
CenterPoint Energy, Inc.	Questar Corporation
CMS Energy Corporation	SCANA Corporation
Dominion Resources, Inc.	Sempra Energy
DTE Energy Company	Vectren Corporation
FirstEnergy Corp.	WEC Energy Group, Inc.
The Laclede Group, Inc.	WGL Holdings, Inc.
OGE Energy Corp.

Policies and Guidelines

We maintain various guidelines and policies to help us meet our compensation objectives including:

•

Executive Stock Ownership and Retention Guidelines.    Senior executives, including the Named Executive Officers, are generally expected to satisfy their applicable ownership guidelines within five years of becoming subject to the guidelines. The stock ownership guideline for the CEO is five times his annual base salary. The other senior executives have a stock ownership guideline of three times their respective annual base salaries. Once the senior executive satisfies the guidelines, he/she must continue to own a sufficient number of shares to remain in compliance with the guidelines. Until such time as the senior executives satisfy the stock ownership guidelines, they are required to hold at least 50% of the shares of common stock received upon the lapse of the restrictions on restricted stock units and the vesting of performance shares. At the end of 2015, all of the currently employed Named Executive Officers exceeded their ownership guidelines.

•

Trading Windows/Trading Plans/Hedging.    We restrict the ability of certain employees to freely trade in the Company’s common stock because of their periodic access to material non-public information regarding the Company. Under our insider trading policy, our key executives are prohibited from trading in Company securities during quarterly blackout periods, and at such other times as the Chief Legal Officer may deem appropriate. In addition, under our Securities Transaction Compliance Policy for Certain Employees and our Securities Transaction Compliance Policy for Directors and Executive Officers, all directors and all senior executives, including our Named Executive Officers, are prohibited from engaging in short sales of the Company’s equity securities or in buying or selling puts, calls or other options on the Company’s securities or otherwise hedging against or speculating in the potential changes in the value of the Company’s common stock. None of our directors or executive officers owns Company securities that are pledged.

•

Compensation Recovery for Misconduct.    While we believe our executives conduct business with the highest integrity and in full compliance with our Code of Business Conduct, the Compensation Committee believes it is appropriate to ensure that the Company’s compensation plans and agreements provide for financial penalties to an executive who engages in certain fraudulent or other inappropriate conduct. Consequently, our Incentive Plan, the Omnibus Plan, contains “clawback” provisions that require reimbursement of amounts received in the event of certain acts of misconduct with respect to both the annual short-term cash incentive and long-term equity awards.

Tax Treatment of Executive Compensation.

Section 162(m) of the Code provides that annual compensation in excess of $1,000,000 paid to the CEO or certain of the other Named Executive Officers, other than compensation meeting the definition of “performance-based compensation,” will not be deductible by a corporation for federal income tax purposes. The Compensation Committee reviews the deductibility of compensation under Section 162(m) of the Code and related regulations published by the IRS. The Compensation Committee retains the discretion to amend any compensation arrangement to comply with Code Section 162(m)’s requirements for deductibility in accordance with the terms of such arrangements and what it believes is in the best interest of the Company.

The Compensation Committee considers the anticipated tax treatment to the Company when determining executive compensation and routinely seeks to structure its executive compensation program in a way that preserves the deductibility of compensation payments and benefits. It should be noted, however, that there are many factors which are considered by the Compensation Committee in determining executive compensation and, similarly, there are many factors which may affect the deductibility of executive compensation. To maintain the flexibility to compensate the Named Executive Officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all executive compensation must be deductible under Section 162(m) of the Code.

Compensation Committee Actions Related to 2015 Compensation

During 2015, the Compensation Committee reviewed and, as appropriate, took action with respect to each element of total compensation for each Named Executive Officer following the principles, practices and processes described above. In doing so, the Compensation Committee concluded that the total compensation provided for each of the Company’s senior executives in 2015, including the Named Executive Officers, was consistent with the Company’s compensation philosophy and was reasonable, competitive and appropriate.

The Compensation Committee’s compensation determinations, though subjective in part, were based primarily upon recognition of the roles and responsibilities and performance of each Named Executive Officer, and a determination that the total compensation awarded to each Named Executive Officer provided well-balanced incentives to focus on serving the interests of the Company and its stockholders.

In addition, the Compensation Committee considered the stockholders’ advisory approval of the 2014 compensation of our Named Executive Officers at the 2015 Annual Meeting and determined that no changes were necessary or advisable in connection with the design of our senior executive compensation program as a result of the stockholders’ vote.

2015 Base Salaries

Historically, base salaries of senior executives, including the Named Executive Officers, have been adjusted when deemed necessary to maintain competitiveness and reflect performance. The Compensation Committee reviewed the base salaries of the Company’s senior executives, including the Named Executive Officers, and approved salary increases, effective upon the Separation, for Messrs. Hamrock and Stanley and Ms. Sistovaris, each of whom assumed new roles with increased responsibilities following the Separation. No other salary adjustments were made. In addition, the Compensation Committee established Mr. Brown’s initial base salary of $450,000 at the time he joined the Company in April 2015, considering the compensation he received from his prior employer, market data and the compensation practices within the Company.

In reviewing the base salaries of the Named Executive Officers, the Compensation Committee considered the base salaries earned by similarly situated executives of companies in the post-Separation Comparative Group, increased responsibilities, experience, internal pay equity, historical compensation practices, individual performance and contributions to achievement of business objectives. In particular, the Compensation Committee considered Mr. Hamrock’s new role and responsibilities as President and CEO of the Company and determined that an increase in salary of $300,000 was appropriate, particularly as compared to the market data for chief executive officers at companies in the post-Separation Comparative Group. The Compensation Committee also determined that increases of $25,000 for Mr. Stanley and $80,000 for Ms. Sistovaris were appropriate based on market data and in recognition of their new roles and increased responsibilities as Chief Operating Officer and Executive Vice President, respectively.

The 2015 base salary adjustments, effective upon the Separation, for Messrs. Hamrock and Stanley and Ms. Sistovaris are shown in the table below. As noted above, no other base salary adjustments were made in 2015 for the Named Executive Officers.

Name	2014 Annual Salary	2015 Annual Salary
Joseph Hamrock	$500,000	$800,000
Jim L. Stanley	$500,000	$525,000
Violet Sistovaris	$320,000	$400,000

Annual Performance-Based Cash Incentives

Certain elements of our executive compensation program had to be modified in 2015 as a result of the Separation. In particular, the Incentive Plan was bifurcated into two six-month performance periods, with the same corporate performance measures for each half (but excluding business unit measures for the second half of 2015) and different performance goals for each half, reflecting the fact that the Company and its financial plans were very different pre-Separation as compared to post-Separation. Similarly, as explained below, annual performance-based cash incentive ranges and base salary amounts used to determine actual payout amounts changed post-Separation for certain Named Executive Officers.

Pre-Separation Annual Performance-Based Incentive Ranges

In January 2015, in anticipation of the Separation, the Compensation Committee established performance measures and goals for the first half of the year to determine the first half incentive payouts to the Named Executive Officers employed by the Company on December 31, 2015. In determining incentive compensation ranges for the Named Executive Officers for the first half of 2015, the Compensation Committee considered competitive information from the pre-Separation Comparative Group, input from the independent compensation consultant, historical payouts and individual performance and made no changes to the ranges for the then-serving Named Executive Officers.

The annual performance-based cash incentive ranges for each of the Named Executive Officers as of June 30, 2015, used to determine the incentive payout based on performance for the first half of the year are set forth below.

Named Executive Officer	Trigger (% of Salary)	Target (% of Salary)	Stretch (% of Salary)
Joseph Hamrock	25%	65%	105%
Donald E. Brown	25%	60%	95%
Jim L. Stanley	25%	65%	105%
Carrie J. Hightman	25%	60%	95%
Violet Sistovaris	20%	50%	80%
Robert C. Skaggs, Jr.(1)	50%	125%	200%
Stephen P. Smith(1)	30%	70%	110%
Glen L. Kettering(1)	25%	60%	95%

(1)

Messrs. Skaggs, Smith and Kettering were not employed by the Company on December 31, 2015, and thus were not eligible to receive an incentive payout for 2015 under the terms of the Incentive Plan. Pursuant to the Employee Matters Agreement between the Company and CPG, the Company provided funds to CPG in the amount of $972,500 to be used by CPG to fund CPG incentive plan payouts to

Messrs. Skaggs, Smith and Kettering subject to the terms and conditions of the CPG incentive plan, including the requirement that each be employed by CPG on December 31, 2015 in order to be eligible to receive a payment from CPG.

Post-Separation Annual Performance-Based Incentive Ranges

In June 2015, in anticipation of the Separation, the Compensation Committee established performance measures and goals for the second half of 2015 to determine the second half incentive payouts to the Named Executive Officers employed by the Company on December 31, 2015. The Compensation Committee also approved additional adjustments to the cash-based incentive compensation ranges for Messrs. Hamrock and Stanley and Ms. Sistovaris based on their new roles and responsibilities following the Separation taking into account competitive information from the modified post-Separation Comparative Group, and input from the independent compensation consultant to determine their payout based on performance for the second half of the year.

The annual performance-based cash incentive ranges for each of the Named Executive Officers employed by the Company on December 31, 2015, used to determine the incentive payout based on performance for the second half of the year are set forth below.

Named Executive Officer(1)	Trigger (% of Salary)	Target (% of Salary)	Stretch (% of Salary)
Joseph Hamrock	40%	100%	160%
Donald E. Brown	25%	60%	95%
Jim L. Stanley	30%	75%	120%
Carrie J. Hightman	25%	60%	95%
Violet Sistovaris	25%	65%	105%

(1)

Messrs. Skaggs, Smith and Kettering were not eligible to receive an incentive payout from the Company for the second half of 2015 under the terms of the Incentive Plan because they were not employed by the Company following the Separation.

For more information on the 2015 payout amounts for each of the Named Executive Officers, see the sections below entitled “Pre-Separation 2015 Incentive Plan Payouts to the Named Executive Officers” and “Post-Separation 2015 Incentive Plan Payouts to the Named Executive Officers.”

Pre- and Post-Separation Financial Goals

The 2015 Incentive Plan awards for senior executives, including the eligible Named Executive Officers, were subject to achievement with respect to two corporate financial goals, net operating earnings per share and corporate funds from operations, as well as an additional operational measure relating to safety. The Compensation Committee approved these measures for the performance periods for both the first and second half of 2015 because they were deemed to be important to the Company’s success in increasing stockholder value.

Earnings, cash flow and safety were measured as follows:

•

The measure of earnings was net operating earnings per share (after accounting for the cost of any incentive payout). Net operating earnings was defined as income from continuing operations determined in accordance with Generally Accepted Accounting Principles (“GAAP”), adjusted for certain items, such as fluctuation in weather, environmental compliance costs, gains and losses on the sale of assets, Separation-related costs and certain income tax items. The Compensation Committee uses net operating earnings, a non-GAAP financial measure, for determining financial performance for incentive compensation plans because the Board and management believe this measure better represents the fundamental earnings strength and performance of the Company. The Company uses net operating earnings internally for budgeting and for reporting to the Board.

•

The cash flow measure, corporate funds from operations, was calculated by taking net income from operations and adding back non-cash items such as depreciation. The Compensation Committee uses corporate funds from operations as an Incentive Plan measure because the Compensation Committee and management believe this measure fairly represents the amount of cash produced by the Company’s operations.

•

Safety was measured by the number of employee work days missed or restricted or the number of days an employee was transferred, known as the DART metric, which was developed by the Occupational Safety and Health Administration. Each business unit of the Company had its own safety goal and the safety goal for corporate staff was based upon the respective business unit goals, weighted by employee hours for each business unit.

The incentive opportunities for the senior executives, including the Named Executive Officers, were contingent on achievement of goals relating to these measures, subject to final discretionary adjustment by the Compensation Committee.

For the first half performance period, the 2015 Incentive Plan awards for the leaders of our business units during the first half of the year (Mr. Hamrock, who led NiSource Gas Distribution, Mr. Stanley, who led NIPSCO, and Mr. Kettering, who led Columbia Pipeline Group) also were subject to achievement with respect to business unit net operating earnings and funds from operations goals for each of the business units. The Compensation Committee extended to Mr. Skaggs the authority to establish the annual business unit targets for the year. He assigned goals that, if accomplished, would help the Company achieve its overall corporate objectives, consistent with the Compensation Committee’s belief that the inclusion of business unit goals in the annual Incentive Plan improves the line of sight between employees and the incentive measures, thereby enhancing Company performance.

Consequently, the incentive opportunities for Messrs. Hamrock, Stanley and Kettering for the first half of the 2015 performance period were subject to achievement with respect to the corporate financial measures (net operating earnings per share and corporate funds from operations), and achievement of business unit net operating earnings, business unit funds from operations and business unit safety measures for which they had responsibility. As such, each of their measures for the first half of 2015 is weighted differently than the other Named Executive Officers who were members of the corporate service group during the first half of the year, as shown in the tables below.

There are no business units remaining following the Separation since the Company is more operationally aligned following the Separation and each of the Named Executive Officers employed post-Separation was subject to the same performance goals and weighting for the second half of 2015.

Messrs. Skaggs, Smith and Kettering were not eligible to receive an incentive payout from the Company under the terms of the Incentive Plan as they were not employed on December 31, 2015 and have been excluded from the Pre-Separation Performance Results Table below. If Messrs. Skaggs and Smith had remained employed through December 31, 2015, they would have been eligible to receive annual incentive payouts based on the performance measures and weightings set forth below with respect to Ms. Hightman and Ms. Sistovaris.

Pre-Separation Performance Results

The applicable performance measures and their associated weightings and results as a percentage of the target incentive opportunity for the first half of 2015 for Ms. Hightman and Ms. Sistovaris were:

Corporate Measures(1)	Weight	Trigger	Target	Stretch	Result	Carrie J. Hightman		Violet Sistovaris
						Formulaic Amounts(2)		Formulaic Amounts(2)
						Payout as a % of Target	Weighted Adjusted Payout as a % of Target	Payout as a % of Target	Weighted Adjusted Payout as a % of Target
NiSource Net Operating Earnings Per Share	50%	$.97	$1.00	$1.03	$1.03	158.33%	79.17%	160.00%	80.00%
NiSource Funds from Operations	40%	$765M	$847M	$929M	$909M	144.11%	57.64%	145.37%	58.15%
Safety	10%	.76 days	.60 days	—	.92 days	0%	0%	0%	0%

(1)

For performance between two performance levels (for example, between target and stretch goals), the incentive opportunity is determined by interpolation and is expressed as a percentage of the target incentive opportunity. Interpolation for the safety goal only applies between trigger and target. Consequently, target is the maximum available level for the safety goal.

(2)

These amounts reflect a percentage of each executive’s target incentive opportunity. The trigger, target and stretch incentive opportunities for Ms. Hightman and Ms. Sistovaris are provided in the section entitled “Pre-Separation 2015 Incentive Plan Payouts to the Named Executive Officers.”

The applicable performance measures and their associated weightings for the first half of 2015 for Messrs. Hamrock, Stanley and Kettering and results as a percentage of the target incentive opportunity for Messrs. Hamrock and Stanley were:

Corporate and Business Unit Measures(1)	Weight	Trigger	Target	Stretch	Result	Formulaic Payout as a % of Target(2)	Weighted Adjusted Formulaic Payout as a % of Target(2)
Mr. Hamrock
NiSource Net Operating Earnings Per Share	25%	$0.97	$1.00	$1.03	$1.03	161.54%	40.38%
NiSource Funds from Operations	20%	$765M	$847M	$929M	$909M	146.53%	29.31%
NGD Safety	10%	1.03 days	.72 days	—	1.55 days	0%	0%
NGD Net Operating Earnings	22.50%	$157M	$161M	$169M	$159M	69.23%	15.58%
NGD Funds from Operations	22.50%	$274M	$316M	$358M	$378M	161.54%	36.35%
Mr. Stanley
NiSource Net Operating Earnings Per Share	25%	$0.97	$1.00	$1.03	$1.03	162.00%	40.38%
NiSource Funds from Operations	20%	$765M	$847M	$929M	$909M	146.53%	29.31%
NIPSCO Safety	10%	.84 days	.69 days	—	.66 days	100.00%	10.00%
NIPSCO Net Operating Earnings	22.50%	$93M	$96M	$102M	$91M	0%	0%
NIPSCO Funds from Operations	22.50%	$187M	$216M	$245M	$201M(3)	68.45%	15.34%
Mr. Kettering(4)
NiSource Net Operating Earnings Per Share	25%	$0.97	$1.00	$1.03	N/A	N/A	N/A
NiSource Funds from Operations	20%	$765M	$847M	$929M	N/A	N/A	N/A
CPG Safety	10%	.09 days	.19 days	—	N/A	N/A	N/A
CPG Net Operating Earnings	22.50	$134M	$136M	$141M	N/A	N/A	N/A
CPG Funds from Operations	22.50	$226M	$261M	$296M	N/A	N/A	N/A

(1)

For performance between two performance levels (for example, between target and stretch goals), the incentive opportunity is determined by interpolation and is expressed as a percentage of the target opportunity. Interpolation for the safety goal only applies between trigger and target. Consequently, target is the maximum available level for the safety goal.

(2)

These amounts reflect a percentage of the executive’s target incentive opportunity. The trigger, target and stretch incentive opportunities for Messrs. Hamrock and Stanley are provided in the section entitled “Pre-Separation 2015 Incentive Plan Payouts to the Named Executive Officers.”

(3)

In accordance with the terms of the Incentive Plan, this includes an upward adjustment to Funds from Operations for NIPSCO of $2.4 million taking into consideration the impact of non-recurring items related to deferred tax changes.

(4)

As a result of the Separation, the Compensation Committee did not certify results with respect to CPG since Mr. Kettering was not eligible to receive an annual incentive payout pursuant to the terms of the Incentive Plan because he was not employed on December 31, 2015.

Pre-Separation 2015 Incentive Plan Payouts to the Named Executive Officers

The annual incentive opportunities and actual payout amounts for each of the eligible Named Executive Officers as approved by the Compensation Committee for the first half of 2015 performance period were:

Named Executive Officer(1)	Trigger (% of Salary)	Target (% of Salary)	Stretch (% of Salary)	2015 Award (% of Target)	2015 Award(2)
Joseph Hamrock	25%	65%	105%	122%	$198,250
Donald E. Brown	25%	60%	95%	137%	$88,271
Jim L. Stanley	25%	65%	105%	95%	$154,375
Carrie J. Hightman	25%	60%	95%	137%	$201,390
Violet Sistovaris	20%	50%	80%	138%	$110,400

(1)

Messrs. Skaggs, Smith and Kettering were not eligible to receive an incentive payout from the Company for the first half of 2015 under the terms of the Incentive Plan because they were not employed by the Company on December 31, 2015.

(2)

The 2015 Awards for each of the eligible Named Executive Officers were calculated as follows: 50% annual base salary at the end of the applicable performance period with the exception of the use of 2015 eligible earnings on June 30, 2015, for Mr. Brown, who joined the Company in April 2015, multiplied by his/her Target (% of Salary) period multiplied by the applicable 2015 Award (% of Target).

Post-Separation Performance Results

The applicable performance measures and their associated weightings and results as a percentage of the target incentive opportunity for the second half of 2015 for each of the currently employed Named Executive Officers were:

Corporate Measures(1)	Weight	Trigger	Target	Stretch	Result	Formulaic Payout as a % of Target(2)	Weighted Adjusted Formulaic Payout as a % of Target(2)
Mr. Hamrock and Mr. Stanley
NiSource Net Operating Earnings Per Share	50%	$0.32	$0.35	$0.38	$0.37	140.00%	70.00%
NiSource Funds from Operations	40%	$328M	$396M	$464M	$365M(3)	72.65%	29.06%
Corporate Safety	10%	.76 days	.70 days	—	1.03 days	0%	0%
Ms. Hightman and Mr. Brown
NiSource Net Operating Earnings Per Share	50%	$0.32	$0.35	$0.38	$0.37	138.89%	69.44%
NiSource Funds from Operations	40%	$328M	$396M	$464M	$365M(3)	73.41%	29.36%
Corporate Safety	10%	.76 days	.70 days	—	1.03 days	0%	0%
Ms. Sistovaris
NiSource Net Operating Earnings Per Share	50%	$0.32	$0.35	$0.38	$0.37	141.03%	70.51%
NiSource Funds from Operations	40%	$328M	$396M	$464M	$365M(3)	71.95%	28.78%
Corporate Safety	10%	.76 days	.70 days	—	1.03 days	0%	0%

(1)

For performance between two performance levels (for example, between target and stretch goals), the incentive opportunity is determined by interpolation and is expressed as a percentage of the target opportunity. Interpolation for the safety goal only applies between trigger and target. Consequently, target is the maximum available level for the safety goal.

(2)

These amounts reflect a percentage of the Named Executive Officers target incentive opportunity for the second half of 2015. The trigger, target and stretch incentive opportunities for each Named Executive Officer are provided in the section entitled “Post-Separation 2015 Incentive Plan Payouts to the Named Executive Officers.”

(3)	In accordance with the terms of the Incentive Plan, this includes an upward adjustment to Funds from Operations for NiSource of $3.9 million taking into consideration the impact of accounting changes.

Post-Separation 2015 Incentive Plan Payouts to the Named Executive Officers

For 2015, the annual incentive opportunities and actual payout amounts for each of the eligible Named Executive Officers as approved by the Compensation Committee for the second half of 2015 were:

Named Executive Officer	Trigger (% of Salary)	Target (% of Salary)	Stretch (% of Salary)	2015 Award (% of Target)	2015 Award(1)
Joseph Hamrock	40%	100%	160%	99%	$396,000
Donald E. Brown	25%	60%	95%	99%	$133,650
Jim L. Stanley	30%	75%	120%	99%	$194,906
Carrie J. Hightman	25%	60%	95%	99%	$145,530
Violet Sistovaris	25%	65%	105%	99%	$128,700

(1)

The 2015 Awards for each of the eligible Named Executive Officers were calculated as follows: 50% of annual base salary on December 31, 2015, multiplied by his/her Target (% of Salary) on December 31, 2015, multiplied by the applicable 2015 Award (% of Target).

In January 2016, the Compensation Committee certified the performance results set forth in the tables above. The Compensation Committee determined it was appropriate to recommend to the independent members of the Board that Mr. Hamrock receive an Incentive Plan payout of $594,250 based on the Company’s 2015 performance, Mr. Hamrock’s contribution to the Company’s success in 2015, and his performance in the Company’s top leadership role. The independent members of the Board approved the Incentive Plan payout recommended by the Compensation Committee.

Mr. Hamrock also made recommendations to the Compensation Committee with respect to the award of Incentive Plan payouts to the other senior executives, including the other Named Executive Officers. In making his recommendations, Mr. Hamrock considered the Company’s performance and the performance of the senior executives in delivering strong stockholder returns again in 2015, as well as the performances of the business unit and corporate functions the executive led during the first half of 2015. The Compensation Committee considered and accepted Mr. Hamrock’s recommendations and approved Incentive Plan payouts to the Named Executive Officers in accordance with the Incentive Plan formula, as set forth in the table above.

2015 Discretionary Payments to Mr. Brown and Mr. Hamrock

In March 2015, the Compensation Committee approved a sign-on bonus of $75,000 as part of Mr. Brown’s offer of employment in order to compensate him for lost compensation opportunities at his prior employer. In January 2016, the Compensation Committee approved a discretionary bonus for Mr. Brown in the amount of $28,079 at the recommendation of the CEO based on Mr. Brown’s exceptional performance as the Company’s new Chief Financial Officer. The Compensation Committee also recommended to the independent members of the Board an additional modest discretionary adjustment of $5,750 to Mr. Hamrock’s Incentive Plan payout in recognition of his contributions to the Company’s success in 2015. These discretionary bonus amounts are set forth in the Bonus column of the Summary Compensation Table.

LTIP Awards

2015 Annual Long-Term Equity Awards.    In January 2015, the Compensation Committee approved a grant of restricted stock units to senior executives of the Company, including each of the Named Executive Officers. The Compensation Committee determined that the award of restricted stock units instead of performance shares was more appropriate in a year of fundamental change for the Company as a result of the Separation. In determining the 2015 long-term incentive grant values to be awarded to the Named Executive Officers based on their positions at the beginning of 2015, the Compensation Committee considered the competitive pay practices at companies within our pre-Separation Comparative Group, input from the Compensation Committee’s independent compensation consultant, the historical mix of fixed compensation versus variable incentive compensation and individual performance for each of the Named Executive Officers’ current positions. The Compensation Committee did not take into account potential future roles of the Named Executive Officer following Separation into its consideration at such time. The Compensation Committee approved an increase in 2015 grant values for Messrs. Hamrock, Stanley, Kettering and Smith that were approximately 43%, 14%, 60% and 11% greater than their prior year’s award values, respectively.

In particular, in approving the increased long-term incentive values for Messrs. Hamrock, Stanley, Kettering and Smith, the Compensation Committee considered the consistent strong performance by Messrs. Hamrock and Stanley and the appropriateness of market adjustments for Messrs. Hamrock and Stanley based on Comparative Group information, Mr. Hamrock’s contribution in developing a strategy for the Company following the Separation, as well as consistently excellent performance of Mr. Kettering in leading CPG and of Mr. Smith who was recognized as one of the top 20 Chief Financial Officers in the Wall Street Journal.

In June 2015, the Compensation Committee approved incremental grants of the 2015 service-based restricted stock units to Messrs. Hamrock and Stanley and Ms. Sistovaris contingent on the occurrence of the Separation and based on their promotions to CEO, Chief Operating Officer and Executive Vice President, respectively. The incremental grant values for Messrs. Hamrock and Stanley and Ms. Sistovaris were approximately 100%, 25% and 70%, respectively, greater than the grant values of their equity awards granted at the beginning of 2015. These incremental grants were made based on a review of the post-Separation Comparative Group for individuals holding similar positions at companies within the post-Separation Comparative Group as well as the Company’s historical compensation practices.

Vesting of the 2015 grants of restricted stock units is dependent on the executive’s continued employment through February 2, 2018. Special vesting rules apply in the event of death, “Retirement,” “Disability” or a “Change-in-Control” (each as defined in the Omnibus Plan). Termination for any other reason will result in forfeiture of all restricted stock units.

The Compensation Committee authorized the restricted stock unit awards to the Named Executive Officers in the original and adjusted and incremental grant amounts shown below:

Named Executive Officer	Restricted Stock Units Awarded(1)	Restricted Stock Units Following Valuation Adjustment(2)	Incremental Restricted Stock Unit Awards(3)
Joseph Hamrock	22,894	62,972	58,858
Donald E. Brown	16,790	46,183	—
Jim L. Stanley	18,315	50,377	11,772
Carrie J. Hightman	17,170	47,228	—
Violet Sistovaris	8,013	22,041	14,715
Robert C. Skaggs, Jr.(4)	85,852	—	—
Stephen P. Smith(4)	34,341	—	—
Glen L. Kettering(4)	18,315	—	—

(1)	These amounts represent the number of restricted stock units awarded prior to the Separation.

(2)

Pursuant to the terms of the Omnibus Plan, as a result of the Separation, the Compensation Committee approved the adjustment to outstanding unvested restricted stock unit awards granted under the Omnibus Plan, in order to preserve the intrinsic aggregate value of such award prior to the Separation. The Compensation Committee approved this equitable adjustment based on a ratio determined by comparing the average pre-Separation price of a share of NiSource Common Stock for three days prior to the Separation with the NiSource share price traded on a when issued basis for the same three day period (the “Valuation Adjustment”). No Valuation Adjustment was made to the awards held by Messrs. Skaggs, Smith and Kettering which were forfeited upon their termination of employment from the Company.

(3)

These amounts represent the incremental number of restricted stock unit awards awarded in July 2015 (following the Separation) in connection with promotions of Messrs. Hamrock and Stanley and Ms. Sistovaris. As a result, the total number of restricted stock units awarded in 2015 to each of these executives is as follows: Mr. Hamrock 121,830; Mr. Stanley, 62,149; and Ms. Sistovaris 36,756.

(4)	Messrs. Skaggs, Smith and Kettering forfeited their restricted stock unit awards upon their termination of employment from the Company.

Special 2015 Restricted Stock Unit Award for Mr. Brown.    In March 2015, the Compensation Committee approved a special award of 11,417 restricted stock units for Mr. Brown upon commencement of his employment in order to compensate him for the loss of equity compensation from his prior employer as a result of joining the Company. This award was adjusted to 31,404 restricted stock units based on the Valuation Adjustment in order to preserve the pre-Separation intrinsic value of the grant as discussed in footnote (2) to the table above. One-third of Mr. Brown’s special award will vest on the first anniversary of his employment and the two-thirds will vest on the second anniversary of this employment.

2013 and 2014 Performance Share Awards.    In 2013 and 2014, the Compensation Committee awarded grants of performance shares to each of the Named Executive Officers. Under the original terms of the awards, vesting of the performance shares was dependent upon the Company meeting certain performance measures over the three-year performance period for each award and the executive’s continued employment through February 29, 2016, and February 28, 2017, for the 2013 and 2014 awards, respectively. In connection with the Separation, the Compensation Committee approved adjustments to the performance period and the performance targets for the 2013 and 2014 performance share awards through the Separation Date. The Compensation Committee used the underlying financial plan to determine the June 30, 2015 revised performance targets relative to the original net operating earnings per share and funds from operations performance targets and determined that the appropriate adjustments for the targets for the 2013 and 2014 performance share awards should equal 84.5% and 50% of the original targets, respectively. Relative Total Shareholder Return for the 2013 and 2014 performance share awards was measured as of March 31, 2015. The Compensation Committee reviewed performance results through April 2015 for the financial measures and forecasted performance for May and June and determined that the 2013 performance shares would be paid out based on above target performance of 188% through two and one-half years of the performance period and 50% of the 2014 performance shares would be paid out based on above target performance of 170% through one-half of the performance period and the remaining 50% of the 2014 performance shares would be paid out in the form of restricted stock units. The Compensation Committee determined that these adjustments were appropriate based upon performance through two and one half years of the three year performance period for the 2013 awards and performance through one and one half years of the three year performance period for the 2014 awards. The 2013 and 2014 performance share awards were then converted to restricted stock units and these restricted stock units were adjusted based on the Valuation Adjustment described above. These awards will remain subject to the service-based vesting conditions included in the original terms of the awards. The performance measures, their weightings and results for the 2013 and 2014 performance share awards, as considered by the Compensation Committee, were:

Performance Measure(1)	Weight	Trigger (50% Award)	Target (100% Award)	Stretch (200% Award)	Actual Results(2)
2013 Performance Share Awards
Cumulative Net Operating Earnings Per Share	40%	$4.02	$4.15	≥$4.44	$4.35
Cumulative Funds from Operations	40%	$2,816M	$3,114M	≥$3,619M	$3,702M
Relative Total Shareholder Return (RTSR)(3)	20%	40-49th Percentile	50th Percentile	100th Percentile	100th Percentile
Overall Attainment Level					188%

Performance Measure(1)	Weight	Trigger (50% Award)	Target (100% Award)	Stretch (200% Award)	Actual Results(2)
2014 Performance Share Awards
Cumulative Net Operating Earnings Per Share	50%	$2.56	$2.64	≥$2.83	$2.77
Relative Total Shareholder Return (RTSR)(4)	50%	40-49th Percentile	50th Percentile	100th Percentile	86th Percentile
Overall Attainment Level					170%

(1)

For performance between two performance levels (for example, between target and stretch goals), the long-term incentive award opportunity is determined by interpolation and is expressed as a percentage of the target opportunity except that there is no interpolation between goals below the 50th percentile for the RTSR metric.

(2)

Performance results for the financial measures were based on actual performance results through April 2015 and forecasted performance for May and June 2015. The RTSR result was measured as of March 31, 2015.

(3)

The peer group of companies selected by the Compensation Committee for the purpose of determining RTSR for the 2013 awards was comprised of 36 energy companies, including 16 companies from the Comparative Group that the Compensation Committee looked to for purposes of 2013 compensation decision making.

(4)

The peer group of companies selected by the Compensation Committee for the purpose of determining RTSR for the 2014 awards was comprised of 36 energy companies, including 15 companies from the Comparative Group that the Compensation Committee looked to for purposes of 2014 compensation decision making.

Based on the Company’s performance, as described above, the 2013 and 2014 performance shares were converted to restricted stock units and adjusted based on the Valuation Adjustment described above, and payable one-for-one in shares of the Company’s common stock, as set forth in the table below:

Named Executive Officer	2013 Converted Restricted Stock Units(1)	2014 Converted Restricted Stock Units(2)
Joseph Hamrock	117,085	75,870
Donald E. Brown(3)	—	—
Jim L. Stanley	117,085	75,870
Carrie J. Hightman	146,353	81,288
Violet Sistovaris	63,419	37,935
Robert C. Skaggs, Jr.(4)	—	—
Stephen P. Smith(4)	—	—
Glen L. Kettering(4)	—	—

(1)	These restricted stock units fully vested on February 29, 2016.

(2)	These restricted stock units will vest on February 28, 2017, subject to the Named Executive Officer’s continued employment.

(3)	Mr. Brown was not employed by the Company at the time of the 2013 or 2014 grants of performance share awards.

(4)	Messrs. Skaggs, Smith and Kettering forfeited their 2013 and 2014 performance share awards in connection with their July 2015 terminations of employment from the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors (the “Committee”) has furnished the following report to the stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission.

The Committee states that it reviewed and discussed with management the Company’s Compensation Discussion and Analysis contained in this Proxy Statement.

Based upon the review and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

This report is submitted on behalf of the members of the Compensation Committee:

Compensation Committee

Richard A. Abdoo, Chair

Aristides S. Candris

Deborah A. Henretta

March  8, 2016

ASSESSMENT OF RISK

The Company annually assesses whether its incentive compensation programs are constructed in a manner that might induce participant behaviors that could cause the Company material harm. An assessment was performed in 2015, and the Company concluded that the incentive components of our program for senior executives are not reasonably likely to have a material adverse effect on the Company, for reasons that include the following:

•	Our operations are highly regulated at both the federal and state levels and, therefore, are subject to continuous oversight by independent bodies.

•	Policies are in place to recoup compensation in the event of certain acts of misconduct and prohibit hedging by our senior executive officers.

•	Our compensation program is evaluated annually for its effectiveness and alignment with the Company’s goals without promoting excessive risk.

•	Senior executive compensation is weighted toward long-term incentives, thereby providing senior executives with an ongoing, multi-year focus of attention.

•	The performance measures that are the basis of incentive awards are approved each year by an independent committee of the Board.

•

The long-term incentive equity awards to senior executives generally have three-year vesting periods and are performance based so that their upside potential and downside risk are aligned with that of our stockholders and promote long-term performance over the vesting period.

•

The senior executive officers are subject to stock ownership and retention guidelines that are independently set by the Board which are designed for senior executives to assume financial risk that is coincident with our stockholders.

•	The senior executive officers’ performance incentive measures include safety metrics in order to encourage a strong culture of safety.

COMPENSATION OF EXECUTIVE OFFICERS

Summary.    The following table summarizes compensation for services to NiSource and its affiliates earned by or paid to each of the Named Executive Officers during 2015. Information is also provided for 2014 and 2013 if the Named Executive Officer was included in the Company’s Summary Compensation Table for those years.

2015 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Joseph Hamrock	2015	650,000	5,750	1,764,675	594,250	—	59,572	3,074,247
President and CEO	2014	487,500	400,000	633,801	357,500	—	48,930	1,927,731
	2013	461,667	—	532,540	418,535	—	46,529	1,459,271
Donald E. Brown	2015	332,386	103,079	1,189,097	221,921	—	108,405	1,954,888
Executive Vice President, CFO and Treasurer	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—
Jim L. Stanley	2015	512,500	—	904,605	349,281	—	307,937	2,074,323
Executive Vice President and Chief Operating Officer	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—
Carrie J. Hightman	2015	490,000	—	690,473	346,920	84,693	45,540	1,657,626
Executive Vice President and Chief Legal Officer	2014	483,750	300,000	679,059	408,660	62,395	47,520	1,981,384
	2013	475,000	—	665,663	384,750	55,232	49,274	1,629,919
Violet Sistovaris	2015	360,000	—	533,252	239,100	98,188	36,166	1,266,706
Executive Vice President, NIPSCO	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—
Robert C. Skaggs, Jr(7)	2015	490,000	—	3,452,967	—(8)	388,949	30,728	4,362,644
Former President and Chief Executive Officer	2014	946,667	1,785,000	3,395,356	1,715,000	357,545	82,471	8,282,039
	2013	900,000	—	2,662,652	1,224,000	306,743	85,625	5,179,020
Stephen P. Smith(7)	2015	300,000	—	1,381,195	—(8)	105,424	15,500	1,802,119
Former Executive Vice President and CFO	2014	589,583	750,000	1,222,343	579,600	80,415	52,993	3,274,934
	2013	575,000	—	1,109,438	539,350	70,691	52,436	2,346,915
Glen L. Kettering(7)	2015	250,000	—	736,629	—(8)	109,528	221,213	1,317,370
Former Executive Vice President and Group CEO	2014	448,333	600,000	908,914	426,000	109,019	299,848	2,792,114
	2013	340,000	500,000	443,775	275,400	120,229	68,226	1,747,630

(1)	Salary deferred at the election of the Named Executive Officer is reported in the category and year in which such salary was earned.

(2)

This column shows discretionary bonus payouts that are in addition to any amounts paid under the Incentive Plan described in footnote (4) to this table. These bonus amounts consist of a sign-on bonus of $75,000 and discretionary bonus of $28,079 to Mr. Brown and a $5,750 discretionary payment to Mr. Hamrock as described in the Compensation Discussion and Analysis — Compensation Committee Actions Related to 2015 Compensation — “2015 Discretionary Payments to Mr. Brown and Mr. Hamrock.”

(3)

For a discussion of stock awards granted in 2015, please see the Compensation Discussion and Analysis — “LTIP Awards,” above and the Grants of Plan-Based Awards Table. This column shows the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of the restricted stock units granted in 2015 based on the average price of our common stock on the grant date and less the present value of any dividends not received in the vesting period. For information on the valuation assumptions used in these computations, see Note 13 to our consolidated financial statements included in our 2015 Annual Report on Form 10-K.

(4)

For 2015, the total Incentive Plan amount for each of the Named Executive Officers reflected in the column entitled Non-Equity Incentive Plan Compensation was based upon the sum of two six-month performance periods, with the same corporate performance measures (but excluding business unit measures for the second half of 2015), but different performance goals in the second half. For more information regarding 2015 corporate and first half business unit performance, second half performance goals, Incentive Plan payout opportunities for the Named Executive Officers and the payout amounts, please see Compensation Discussion and Analysis — “Compensation Committee Actions Related to 2015 Compensation — Annual Performance-Based Cash Incentives” and the discussion on the pages that follow.

(5)

This column shows the change in the present value of each pension eligible Named Executive Officer’s accumulated benefits under our tax-qualified pension plans and the non-qualified Pension Restoration Plan as a result of annual pay and interest credits to their account balance under the plans as described in the narrative to the Pension Benefits Table. Messrs. Hamrock, Brown and Stanley are not eligible to participate the Company’s pension plans. For a description of these plans and the basis used to develop the present values, see the Pension Benefits Table and accompanying narrative. No earnings on deferred compensation are shown in this column, since no earnings were above market or preferential.

(6)	The table below provides a breakdown of the amounts shown in the “All Other Compensation” column for each Named Executive Officer in 2015.

	Other Compensation
Name	Perquisites & Personal Benefits(a) ($)	Tax Gross-Ups(b) ($)	Company Contributions To 401(k) Plan(c) ($)	Company Contributions To Savings Restoration Plan(d) ($)	Total ($)
Joseph Hamrock	14,072	—	18,550	26,950	59,572
Donald E. Brown	53,502	34,960	15,900	4,043	108,405
Jim L. Stanley	191,896	80,166	18,550	17,325	307,937
Carrie J. Hightman	11,240	—	18,550	15,750	45,540
Violet Sistovaris	10,966	—	18,550	6,650	36,166
Robert C. Skaggs, Jr.	15,178	—	15,550	(f)	30,728
Stephen P. Smith	(e)	—	15,500	(f)	15,500
Glen L. Kettering	206,213	—	15,000	(f)	221,213

(a)

All perquisites are valued based on the aggregate incremental cost to the Company, as required by the rules of the SEC. Please see Compensation Discussion and Analysis — “Other Compensation and Benefits — Perquisites” above for additional information about the perquisites provided by the Company to its Named Executive Officers. The perquisite amounts listed include financial planning and tax services as follows: Mr. Hamrock, $14,072; Mr. Brown, $4,942; Mr. Stanley, $11,857; Ms. Hightman, $11,240; Ms. Sistovaris, $10,858 and Mr. Skaggs $8,153; Mr. Kettering, $6,823; travel expenses as follows: Mr. Stanley, $83,940; Mr. Skaggs $7,025; and Mr. Kettering, $199,259; living expense as follows: Mr. Stanley, $6,691; relocation expenses as follows: Mr. Brown, $48,560 and Mr. Stanley, $87,303; and taxable gifts as follows: Ms. Sistovaris $108; and Mr. Kettering, $131; personal commercial flight as follows: Mr. Stanley, $2,105. The travel expense amounts provided for Mr. Stanley and Mr. Kettering were calculated by the Company based on the incremental variable operating costs associated with the use of the Company-leased aircraft to commute to the executive’s office, which includes an hourly use rate, fuel rate and other flight-related fees and expenses. Executives are responsible for all taxes associated with the use of the Company aircraft for this purpose. The relocation expense amounts provided are the actual amounts paid for services required to complete a household goods move.

(b)

Messrs. Brown and Stanley each received compensation of $34,960 and $80,166 respectively for taxes in connection with Company-paid relocation expenses, consistent with Company practice for all employees who receive Company-paid relocation expenses.

(c)

This column reflects Company matching contributions and profit sharing contributions made on behalf of each of the Named Executive Officers and a Company non-elective contribution of 3% of compensation on behalf of Mr. Hamrock, Mr. Brown and Mr. Stanley to the 401(k) Plan. The 401(k) Plan is a tax-qualified defined contribution plan, as described above under Compensation Discussion and Analysis — “Other Compensation and Benefits — Savings Programs.”

(d)

This column reflects Company matching contributions and profit sharing contributions made on behalf of all eligible Named Executive Officers and a Company non-elective contribution of 3% of compensation on behalf of Mr. Hamrock, Mr. Brown and Mr. Stanley in excess of IRS limits to the Savings Restoration Plan. The Savings Restoration Plan is a non-qualified defined contribution plan, as described above under Compensation Discussion and Analysis — “Other Compensation and Benefits — Savings Programs,” and in the narrative following the 2015 Non-qualified Deferred Compensation Table.

(e)	Pursuant to SEC rules, perquisites and personal benefits are not reported for any Named Executive Officer for whom such amounts were less than $10,000 in aggregate for 2015.

(f)

Messrs. Skaggs, Smith and Kettering were not employed by the Company on December 31, 2015, and thus were not eligible to receive Company contributions for 2015 under the terms of the Savings Restoration Plan.

(7)

All data shown for Messrs. Skaggs, Smith and Kettering was earned, paid or granted in the first half of 2015, prior to the Separation. In connection with their terminations of employment from the Company at the time of Separation, the 2015 equity grants to Messrs. Skaggs, Smith and Kettering were forfeited, as detailed in the Compensation Discussion and Analysis — “LTIP Awards.”

(8)

Messrs. Skaggs, Smith and Kettering were not eligible to receive an Incentive Plan payout for 2015, because they were not employed with the Company on December 31, 2015, as described in footnote (1) to the table included in the Compensation Discussion and Analysis — “Pre-Separation Annual Performance-Based Incentive Ranges.”

2015 Grants of Plan-Based Awards

The following table sets forth information concerning plan-based awards granted under the Omnibus Plan to the Named Executive Officers in 2015. The grants reported in the table that occurred prior to the Separation reflect the number of shares subject to the Awards on the grant date and do not reflect the adjustments to the awards in connection with the Separation. No performance shares were granted in 2015. Please see the Compensation Discussion and Analysis for further information regarding the impact of the Separation on the Company’s equity awards.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph Hamrock	Pre-Separation	Pre-Separation	62,500	162,500	262,500	—	—	—	—	—
	Post-Separation	Post-Separation	160,000	400,000	660,000	—	—	—	—	—
	01/29/2015	01/29/2015	—	—	—	—	—	—	22,894(3)(4)	920,651
	07/13/2015	06/02/2015	—	—	—	—	—	—	58,858(5)	844,024
Donald E. Brown	Pre-Separation	Pre-Separation	26,847	64,432	102,017	—	—	—	—	—
	Post-Separation	Post-Separation	56,250	135,000	213,750	—	—	—	—	—
	04/06/2015	04/06/2015	—	—	—	—	—	—	16,790(3)(4)	700,596
	04/06/2015	04/06/2015	—	—	—	—	—	—	11,417(6)	488,501
Jim L. Stanley	Pre-Separation	Pre-Separation	62,500	162,500	262,500	—	—	—	—	—
	Post-Separation	Post-Separation	78,750	196,875	315,000	—	—	—	—	—
	01/29/2015	01/29/2015	—	—	—	—	—	—	18,315(3)(4)	736,512
	07/13/2015	06/02/2015	—	—	—	—	—	—	11,772(5)	168,093
Carrie J. Hightman	Pre-Separation	Pre-Separation	61,250	147,000	232,750	—	—	—	—	—
	Post-Separation	Post-Separation	61,250	147,000	232,750	—	—	—	—	—
	01/29/2015	01/29/2015	—	—	—	—	—	—	17,170(3)(4)	690,473
Violet Sistovaris	Pre-Separation	Pre-Separation	32,000	80,000	128,000	—	—	—	—	—
	Post-Separation	Post-Separation	50,000	130,000	210,000	—	—	—	—	—
	01/29/2015	01/29/2015	—	—	—	—	—	—	8,013(3)(4)	322,239
	07/13/2015	06/02/2015	—	—	—	—	—	—	14,715(5)	211,013
Robert C. Skaggs, Jr.	Pre-Separation	Pre-Separation	245,000	612,500	980,000	—	—	—	—	—
	01/29/2015	01/29/2015	—	—	—	—	—	—	85,852(3)(7)	3,452,967
Stephen P. Smith	Pre-Separation	Pre-Separation	90,000	210,000	330,000	—	—	—	—	—
	01/29/2015	01/29/2015	—	—	—	—	—	—	34,341(3)(7)	1,381,195
Glen L. Kettering	Pre-Separation	Pre-Separation	62,500	150,000	237,500	—	—	—	—	—
	01/29/2015	01/29/2015	—	—	—	—	—	—	18,315(3)(7)	736,629

(1)

The information in the “Threshold,” “Target,” and “Maximum” columns reflects potential payouts based on the performance targets set under the 2015 Incentive Plan. The amounts actually paid appear in the “Non-Equity Incentive Plan Compensation” column of the 2015 Summary Compensation Table. For 2015, the performance year was divided into two six-month performance periods and corresponding metrics: prior to the Separation, shown in the Pre-Separation row, and following the Separation, shown in the Post-Separation row. The amounts reported in the Post-Separation row reflect increases in the base salary and incentive ranges for each Named Executive Officer that assumed additional duties following the Separation. Under the terms of the 2015 Incentive Plan, Messrs. Skaggs, Smith and Kettering were each eligible for an award for the Pre-Separation performance period, but each forfeited his award because he failed to satisfy the service condition for the award since his employment ended in connection with the Separation. For a description of the 2015 Incentive Plan, please see the Compensation Discussion and Analysis — “Annual Performance-Based Cash Incentive Plan” and “Compensation Committee Actions Related to 2015 Compensation — Annual Performance-Based Cash Incentives.”

(2)

Amounts reported in this column represent the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of restricted stock units granted in 2015 based on the average market price of our common stock on the grant date and less the present value of any dividends not received during the vesting period.

(3)

Represents the 2015 annual long-term equity awards in the form of service-based restricted stock units. These awards will vest on February 2, 2018, provided the executive continues to be employed by the Company on that date, as described in the Compensation Discussion and Analysis — “LTIP Awards.” These awards were granted on January 29, 2015, except for Mr. Brown’s award, which was granted on April 6, 2015, the date he joined the Company.

(4)

Represents number of shares granted prior to the Separation. Outstanding awards at the time of Separation were adjusted to preserve the intrinsic aggregate value of the awards prior to the Separation. The number of shares were adjusted as follows: Mr. Hamrock 62,972; Mr. Brown 46,183; Mr. Stanley 50,377; Ms. Hightman 47,228; and Ms. Sistovaris 22,041.

(5)

Represents equity awards in the form of incremental service-based restricted stock units approved prior to the Separation and granted on July 13, 2015, in connection with the assumption of additional responsibilities following the Separation. These awards will vest on February 2, 2018, provided the executive continues to be employed by the Company on that date. For further information regarding these awards, please see the Compensation Discussion and Analysis — “LTIP Awards.”

(6)

Represents a special equity grant of service-based restricted stock units awarded upon joining the Company on April 6, 2015, of which 3,767 units (or, 10,362 units, as adjusted for the Separation) will vest on April 6, 2016, and 7,650 units (or, 21,042 units, as adjusted for the Separation) will vest on April 6, 2017, provided Mr. Brown continues to be employed by the Company on the applicable vesting date. For further information regarding these awards, please see the Compensation Discussion and Analysis — “LTIP Awards.”

(7)	In connection with their terminations of employment from the Company at the time of the Separation, the 2015 equity grants to Messrs. Skaggs, Smith and Kettering were forfeited.

Outstanding Equity Awards at 2015 Fiscal Year-End

As discussed in the Compensation Discussion and Analysis, the outstanding equity awards of NiSource at the time of the Separation were adjusted to preserve the intrinsic aggregate value of the awards prior to the Separation. The following table sets forth information at fiscal year-end concerning outstanding grants of equity awards to the Named Executive Officers, as adjusted at the time of the Separation. None of the Named Executive Officers has any outstanding options or unvested performance shares as of December 31, 2015.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph Hamrock	—	—	—	—	117,085(2)	2,284,328	—	—
	—	—	—	—	75,870(3)	1,480,224	—	—
	—	—	—	—	62,972(4)	1,228,584	—	—
	—	—	—	—	58,858(5)	1,148,320	—	—
Donald E. Brown	—	—	—	—	46,183(4)	901,030	—	—
	—	—	—	—	31,404(6)	612,692	—	—
Jim L. Stanley	—	—	—	—	117,085(2)	2,284,328	—	—
	—	—	—	—	75,870(3)	1,480,224	—	—
	—	—	—	—	50,377(4)	982,855	—	—
	—	—	—	—	11,772(5)	229,672	—	—
Carrie J. Hightman	—	—	—	—	146,353(2)	2,855,347	—	—
	—	—	—	—	81,288(3)	1,585,929	—	—
	—	—	—	—	47,228(4)	921,418	—	—
Violet Sistovaris	—	—	—	—	63,419(2)	1,237,305	—	—
	—	—	—	—	37,935(3)	740,112	—	—
	—	—	—	—	22,041(4)	430,020	—	—
					14,715(5)	287,090
Robert C. Skaggs, Jr(10)	—	—	—	—	176,157(7)	3,436,823	—	—
	—	—	—	—	128,412(8)	2,505,318	—	—
	—	—	—	—	80,114(9)	1,563,024	—	—
Stephen P. Smith(10)	—	—	—	—	—	—	—	—
Glen L. Kettering(10)	—	—	—	—	—	—	—	—

(1)

Amounts shown represent the market value of the unvested restricted stock units held by the Named Executive Officers based on the closing price of our common stock on December 31, 2015, which was $19.51 per share.

(2)	Represents restricted stock units received following the conversion of the 2013 Performance Share Awards into restricted stock units. These awards vested on February 29, 2016.

(3)

Represents restricted stock units received following the conversion of the 2014 Performance Share Awards into restricted stock units. These awards vest on February 28, 2017, provided the executive continues to be employed by the Company on that date.

(4)

Represents the 2015 annual long-term equity awards in the form of service-based restricted stock units. These awards vest on February 2, 2018, provided the executive continues to be employed by the Company on that date, as described in the Compensation Discussion and Analysis — “LTIP Awards.” These awards were granted on January 29, 2015, except for Mr. Brown’s award, which was granted on April 6, 2015, the date he joined the Company.

(5)

Represents equity awards in the form of service-based restricted stock units granted on July 13, 2015, in connection with the assumption of additional responsibilities following the Separation. These awards vest on February 2, 2018, provided the executive continues to be employed by the Company on that date, as described in the Compensation Discussion and Analysis — “LTIP Awards.”

(6)

Represents a special equity award of service-based restricted stock units granted upon joining the Company on April 6, 2015, of which 10,362 units will vest on April 6, 2016, and 21,042 units will vest on April 6, 2017, provided Mr. Brown continues to be employed by the Company on the applicable vesting date, for the reasons explained in the Compensation Discussion and Analysis — “LTIP Awards.”

(7)

Award shown represents restricted stock units granted on March 24, 2009, the vesting of which was delayed under the terms of Mr. Skaggs’ award agreement due to the limitations on deductibility under Section 162(m) of the Code. Because he is no longer an employee and the award is deductible as compensation in 2016, the award was paid in shares of common stock on January 4, 2016.

(8)

Award shown represents restricted stock units granted on January 22, 2010, the vesting of which was delayed under the terms of Mr. Skaggs’ award agreement due to limitations on deductibility under Section 162(m) of the Code. Because he is no longer an employee and the award is deductible as compensation in 2016, the award was paid in shares of common stock on January 4, 2016.

(9)

Award shown represents restricted stock units granted on March 23, 2010, the vesting of which was delayed under the terms of Mr. Skaggs’ award agreement due to limitations on deductibility under Section 162(m) of the Code. Because he is no longer an employee and the award is deductible as compensation in 2016, the award was paid in shares of common stock on January 4, 2016.

(10)

All other equity awards were forfeited in connection with Messrs. Skaggs, Smith and Kettering’s termination of employment at the time of the Separation, with the exception of Mr. Skaggs’ restricted stock units for which vesting was delayed as noted in above footnotes (7), (8), and (9), as described in the Compensation Discussion and Analysis — “LTIP Awards.”

2015 Option Exercises and Stock Vested

The following table sets forth information on the number of shares vested and the value received upon vesting during 2015 with respect to our Named Executive Officers. None of the Named Executive Officers exercised any stock options during 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Joseph Hamrock	—	—	43,710	1,919,306
Donald E. Brown	—	—	—	—
Jim L. Stanley	—	—	28,784	1,263,905
Carrie J. Hightman	—	—	58,728	2,578,746
Violet Sistovaris	—	—	25,450	1,117,510
Robert C. Skaggs, Jr.	—	—	234,917	10,315,205
Stephen P. Smith	—	—	97,881	4,297,955
Glen L. Kettering	—	—	39,153	1,719,208

(1)

Represents awards of performance shares granted on January 26, 2012, which vested on February 18, 2015, immediately following the certification of Company performance after satisfaction of the service condition on January 30, 2015, except for awards to Messrs. Hamrock and Stanley, which were granted on May 14, 2012, and October 1, 2012, respectively.

(2)

Amounts shown reflect the value realized by the Named Executive Officer upon the vesting of stock which is computed by multiplying the number of shares that vested by the market value of our common stock on the vesting date.

2015 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Joseph Hamrock(1)	NiSource Inc. Pension Plan	—	—
	Pension Restoration Plan	—	—
Donald E. Brown(1)	NiSource Inc. Pension Plan	—	—
	Pension Restoration Plan	—	—
Jim L. Stanley(1)	NiSource Inc. Pension Plan	—	—
	Pension Restoration Plan	—	—
Carrie J. Hightman	NiSource Inc. Pension Plan	8.1	134,750
	Pension Restoration Plan	8.1	284,087
Violet Sistovaris	NiSource Inc. Pension Plan	21.0	832,306
	Pension Restoration Plan	21.0	275,899
Robert C. Skaggs, Jr.	Columbia Energy Group Pension Plan(2)	34.0	1,518,496
	Pension Restoration Plan(3)	34.0	4,382,561
Stephen P. Smith	Columbia Energy Group Pension Plan(2)	7.1	127,207
	Pension Restoration Plan(3)	7.1	390,233
Glen L. Kettering	Columbia Energy Group Pension Plan(2)	36.0	873,663
	Pension Restoration Plan(3)	36.0	625,932

(1)	Because Messrs. Hamrock, Brown and Stanley were hired after January 1, 2010, they are not eligible to participate in any defined benefit pension plan sponsored by the Company or its affiliates.

(2)

Amounts shown are as of June 30, 2015. As a result of the Separation and pursuant to the Employee Matters Agreement entered into by the Company and CPG in connection with the Separation (the “EMA”), on the Separation Date, the Company ceased to have any qualified defined benefit plan benefit liabilities under the NiSource-sponsored qualified defined benefit plans (the “NiSource Plans”) related to any employees whose employment transferred to CPG (including Messrs. Skaggs, Smith and Kettering).

(3)

Amounts shown are as of June 30, 2015. As a result of the Separation and pursuant to the EMA, on the Separation Date, the Company ceased to have any Pension Restoration Plan benefit liabilities related to any employees whose employment transferred to CPG (including Messrs. Skaggs, Smith and Kettering).

Tax Qualified Pension Plans    The NiSource Plans consist of several qualified defined benefit pension plans sponsored by the Company and its affiliates for their respective exempt salaried employees hired before January 1, 2010, including certain of the Named Executive Officers. Benefits under these plans are funded through and are payable from a trust fund, which consists of contributions made by the Company and the earnings of the fund.

The specific defined benefit pension plan in which an employee participates generally depends upon the affiliate into which the employee was hired. Mses. Hightman and Sistovaris participate in the NiSource Inc. Pension Plan (the “NiSource Pension Plan”), while Messrs. Skaggs, Smith and Kettering participated in Columbia Energy Group Pension

Plan (the “CEG Plan”). Both the NiSource Pension Plan and the CEG Plan previously provided for a “final average pay” benefit (“FAP benefit”) for exempt employees and, alternatively, a cash balance benefit feature (described below). All active exempt employees participating in the NiSource Plans, including the CEG Plan and the NiSource Pension Plan, who had accrued a benefit under a FAP benefit formula or, alternatively, under the prior cash balance formula, were converted to each plan’s respective current cash balance formula as of January 1, 2011. Mr. Skaggs and Ms. Sistovaris were the only Named Executive Officers participating in the FAP benefit formula at the time of the 2011 conversion. Mr. Kettering also previously participated in the FAP benefit formula but was converted to the prior cash balance formula during an earlier choice program. Therefore, Messrs. Skaggs and Kettering’s accrued benefits under the CEG plan as of June 30, 2015, and Ms. Sistovaris’ accrued benefit under the NiSource Plan, were equal to their cash balance accounts, calculated as described below or, if greater at the time of retirement, their “protected benefit” which is a calculation taking into consideration the accrued benefit under the FAP benefit formula as of the day immediately preceding conversion of the participant’s benefit to the cash balance formula (using only service and compensation earned prior to the benefit conversion). Ms. Hightman and Mr. Smith were participating in the applicable current cash balance benefit formula at the time of the 2011 conversion.

Pursuant to the 2011 conversion to the applicable current cash balance feature, each eligible exempt employee who transitioned to the current cash balance feature has a benefit consisting of: (1) an “opening account balance” equal to either (a) in the case of an employee transitioning from a FAP benefit formula, the lump sum actuarial equivalent of his accrued FAP benefit as of the conversion date, or (b) in the case of an employee transitioning from the prior cash balance formula, equal to the account balance in such prior cash balance formula as of the conversion date; plus (2) annual pay and interest credits to the cash balance account from and after the conversion date. Annual pay credits to a participant’s account under the current cash balance formula equal a percentage of compensation, taking into account the Social Security Taxable Wage Base, based on the participant’s combined age and service for the plan year. The applicable pay credits are listed in the following table:

Sum of Age Plus Years of Service	Percentage of Total Compensation	Percentage of Compensation Above 1/2 of the Taxable Wage Base
Less than 50	4.0%	1.0%
50-69	5.0%	1.0%
70 or more	6.0%	1.0%

Compensation for purposes of annual pay credits means base pay, any performance-based pay, any “banked” vacation (in the year of vacation payout) and any salary reduction contributions made for the employee pursuant to a plan maintained by the Company or an affiliate under Sections 125 or 401(k) of the Code, but excluding any amounts deferred to a non-qualified plan maintained by the Company. In accordance with Code limits, the maximum compensation taken into account in determining benefits under the plans with respect to all participants, including the Named Executive Officers, in 2015 was limited to $265,000. Interest is credited each year to the account based on the interest rate on 30-year Treasury securities, as determined by the IRS, for the September immediately preceding the first day of each year, subject to a minimum interest credit of 4%.

The automatic form of benefit under the cash balance features of both the CEG Plan and the NiSource Pension Plan is a single life annuity in the case of an unmarried participant and a 50% joint and survivor pop-up annuity in the case of a married participant (unreduced for the value of the pop-up feature). Optional forms of payment are available under the pension plans, depending on the plan and the participant’s marital status. Each optional form of benefit is defined in the applicable plan to be the actuarial equivalent of the normal form of benefit defined in the plan.

Under the cash balance features of the applicable plans, any participant may take a distribution of his or her vested cash balance account benefit upon termination of employment, without any reduction. Alternatively, if the participant’s accrued benefit is determined by the protected benefit calculation referenced above (i.e., the protected benefit calculation is greater than the participant’s cash balance account), the participant would receive the protected benefit amount (which may reflect an actuarial or early retirement reduction if the participant elects to receive it prior to normal retirement date as provided in the applicable plan). Because each of the participating Named Executive Officers now participates in the current cash balance feature of the applicable plan, each such Named Executive Officer is eligible to take an unreduced distribution of his cash balance account upon termination of employment regardless of age and service, or, if greater, the Named Executive Officer could take a distribution of the accrued benefit using the protected benefit calculation. As of December 31, 2015, none of our continuing Named Executive Officers were eligible for early retirement (which impacts the protected benefit calculation and is generally defined as attainment of age 55 with 10 years of eligible service) under the applicable plans.

Assumptions.    The present value of the accumulated benefit for each eligible Named Executive Officer consists of the account balance payable under the applicable plan. Under the assumptions set forth in Note 10 — Pension and Other Postretirement Benefits in the footnotes to the consolidated financial statements contained in our 2015 Annual Report on Form 10-K, this value was greater than the present value of the protected benefit for Messrs. Skaggs and Kettering and Ms. Sistovaris. As noted above, in connection with the Separation, the pension benefits accrued by Messrs. Skaggs, Smith and Kettering were transferred to CPG. The Company has not granted any extra years of credited service under the plans identified above.

Non-qualified Pension Benefit Plan.    The Company also sponsors the Pension Restoration Plan (the “Pension Restoration Plan”). The Pension Restoration Plan is a non-qualified, unfunded defined benefit plan. The plan includes employees of the Company and its affiliates whose benefits under the applicable tax-qualified pension plan are limited by Sections 415 and 401(a)(17) of the Code, including each of the Named Executive Officers. The Pension Restoration Plan provides for a supplemental retirement benefit equal to the difference between (i) the benefit a participant would have received under the qualified pension plan had such benefit not been limited by Sections 415 and 401(a)(17) of the Code, or any other applicable section, and reduced by deferrals into our Deferred Compensation Plan, minus (ii) the actual benefit received under the qualified pension plan after applying any limits and considering deferrals into our Deferred Compensation Plan. Participants have the opportunity to elect any form of payment available under the qualified pension plan prior to accruing a benefit under the plan. If no election is made, the benefit is payable as a lump sum. The timing of payment under the Pension Restoration Plan generally is 45 days after one of the following: (1) if the participant qualifies for early retirement under the applicable qualified pension plan, following separation from service; or (2) if the participant does not qualify for early retirement at the time of separation from service, the later of separation from service or age 65, subject to a six-month delay for key employees under Section 409A of the Code for payments triggered by separation from service. No plan benefits were paid to any Named Executive Officer under the CEG Plan, the NiSource Pension Plan or the Pension Restoration Plan in 2015.

2015 Non-qualified Deferred Compensation

Name	Plan Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Joseph Hamrock	Deferred Compensation Plan(5)	—	—	(1,376)	—	266,160
	Savings Restoration Plan(6)	—	26,950	746	—	63,605
Donald E. Brown	Deferred Compensation Plan(5)	—	—	—	—	—
	Savings Restoration Plan(6)	—	4,043	—	—	4,043
Jim L. Stanley	Deferred Compensation Plan(5)	—	—	—	—	—
	Savings Restoration Plan(6)	—	17,325	944	—	49,158
Carrie J. Hightman	Deferred Compensation Plan(5)	—	—	—	—	—
	Savings Restoration Plan(6)	—	15,750	5,573	—	194,617
Violet Sistovaris	Deferred Compensation Plan(5)	112,000	—	(6,849)	—	260,490
	Savings Restoration Plan(6)	—	6,650	1,213	—	45,555
Robert C. Skaggs, Jr.	Deferred Compensation Plan(5)(7)	—	—	156,291	—	—
	Savings Restoration Plan(6)(8)	—	—	30,411	—	—
	Phantom Stock Units(9)	—	—	608,084	—	—
Stephen P. Smith	Savings Restoration Plan(6)(8)	—	—	5,027	—	—
Glen L. Kettering	Savings Restoration Plan(6)(8)	—	—	30,571	—	—
	Phantom Stock(9)	—	—	163,257	—	—

(1)

Amounts shown as “Executive Contributions in Last FY,” if any, were deferred under our Deferred Compensation Plan. The Named Executive Officers may elect to defer and invest between 5% and 80% of their base compensation and between 5% and 80% of their bonus on a pre-tax basis. These contributions are fully vested.

(2)

The amount of Company contributions for each Named Executive Officer in this column is included in each Named Executive Officer’s compensation reported in the 2015 Summary Compensation Table — “All Other Compensation.” Messrs. Skaggs, Smith and Kettering were not employed by the Company on December 31, 2015, and thus were not eligible to receive Company contributions for 2015 under the terms of the Savings Restoration Plan.

(3)

The aggregate earnings in this column are not reported in the Summary Compensation Table. For a discussion of investment options under these plans, see the narrative accompanying this table. Earnings for Messrs. Skaggs, Smith and Kettering are as of June 30, 2015.

(4)

The aggregate balance reflects amounts for each Named Executive Officer that would have been previously reported as compensation in the Summary Compensation Table for prior years had he or she been a Named Executive Officer in those prior years with the exception of any amounts shown for phantom stock units and the aggregate earnings on deferred compensation.

(5)

For a description of the Deferred Compensation Plan, please see the Compensation Discussion and Analysis — “Other Compensation and Benefits — Deferred Compensation Plan” and the narrative accompanying this table.

(6)

For a description of the Savings Restoration Plan, please see the Compensation Discussion and Analysis — “Other Compensation and Benefits — Savings Programs” and the narrative accompanying this table. These contributions are fully vested.

(7)

As a result of the Separation and pursuant to the EMA, on the Separation Date the Company ceased to have any Deferred Compensation Plan benefit plan liabilities related to any employees whose employment transferred to CPG (including Mr. Skaggs). Messrs. Smith and Kettering did not participate in the Deferred Compensation Plan. Effective on the Separation Date, the Company ceased to have any liability for Mr. Skaggs’ aggregate balance of $3,696,315 in the Deferred Compensation Plan as of June 30, 2015.

(8)

As a result of the Separation and pursuant to the EMA, on the Separation Date the Company ceased to have any Savings Restoration Plan benefit liabilities related to any employees whose employment transferred to CPG (including Messrs. Skaggs, Smith and Kettering). Effective on the Separation Date, the Company ceased to have any liability for the following aggregate balances as of June 30, 2015: $1,927,925 for Mr. Skaggs, $368,072 for Mr. Smith and $1,128,418 for Mr. Kettering.

(9)

For more details regarding the phantom stock units, see the narrative accompanying this table. Dividend equivalent rights for dividends paid prior to the Separation Date are shown in the aggregate earnings in last fiscal year column. As a result of the Separation and pursuant to the EMA, on the Separation Date, the Company ceased to have any liabilities with respect to the aggregate balance of approximately 165,405 and 44,243 phantom stock units for Messrs. Skaggs and Kettering, respectively, as of June 30, 2015.

The Company sponsors the Savings Restoration Plan and the Deferred Compensation Plan, two non-qualified defined contribution plans, neither of which credits above-market or preferential earnings. Participants in both plans have an unsecured contractual right to be paid the amounts due under the plans from the Company’s general assets.

Savings Restoration Plan.    The Company sponsors the Savings Restoration Plan to provide a supplemental benefit to eligible employees, including the Named Executive Officers, equal to the difference between: (i) the employer contributions (including matching and profit sharing contributions) an employee would have received under our Retirement Savings Plan had such benefit not been limited by Sections 415 (a limitation on annual contributions under a defined contribution plan of $53,000 for 2015) and 401(a)(17) (a limitation on annual compensation of $265,000 for 2015) of the Code, and the Retirement Savings Plan’s definition of compensation, which excludes deferrals into our Deferred Compensation Plan for purposes of calculating certain employer contributions, minus (ii) the actual employer contributions the employee received under the Retirement Savings Plan. Amounts credited under the Savings Restoration Plan are deferred on a pre-tax basis. Participants’ accounts under the Savings Restoration Plan are 100% vested. Employees designate how these contributions will be invested; the investment options generally are the same as those available under our Retirement Savings Plan.

The timing of payment under the Savings Restoration Plan differs depending on whether the amounts were earned and vested before January 1, 2005 (“Pre-409A Amounts”) or after December 31, 2004, (“Post-409A Amounts”). Pre-409A Amounts generally are payable at the time when amounts under the Retirement Savings

Plan are paid. Participants may elect in any year to withdraw Pre-409A Amounts, but that withdrawal is subject to a 10% reduction to the extent the payment is before the amount was otherwise payable under the Retirement Savings Plan. Post-409A Amounts generally are paid within 45 days after separation from service, although key employees are subject to a six-month payment delay in accordance with Section 409A of the Code. Participants may not elect to receive early in-service distributions of Post-409A Amounts. Both Pre-409A Amounts and Post-409A Amounts may be distributed upon an unforeseeable emergency, as determined in accordance with the terms of the plan. The form of payment for both amounts is the form elected by the participant among the choices available under the Retirement Savings Plan.

Deferred Compensation Plan.    The Company sponsors the Deferred Compensation Plan in which employees at certain job levels and other key employees designated by the Compensation Committee, including the Named Executive Officers, are eligible to participate to allow deferral on a pre-tax basis of compensation, including compensation that would otherwise be limited by the Code. Participants may elect to defer and invest between 5% and 80% of their base compensation and between 5% and 80% of their non-equity incentive payment on a pre-tax basis. Employees designate how their contributions will be invested; the investment options generally are the same as those available under our Retirement Savings Plan. Employee contributions and any earnings thereon are 100% vested. The timing of payment under the Deferred Compensation Plan generally is the March 31st after the date of the participant’s separation from service. This timing applies both to the Pre-409A Amounts and Post-409A Amounts. In the case of Post-409A Amounts payable to key employees within the meaning of Code Section 409A, payments generally will not be payable until six months after the date of separation from service. Participants also may elect to receive in-service distributions of both Pre-409A Amounts and Post-409A Amounts. If a participant requests an in-service distribution of a Pre-409A Amount with less than 12 months’ advance notice, however, the distribution is subject to a 10% reduction. Participants may delay the commencement of distributions for five years after their originally scheduled payment date, in accordance with the subsequent deferral procedures under Section 409A of the Code. Both Pre-409A Amounts and Post-409A Amounts also may be paid upon an unforeseeable emergency, as determined in accordance with the terms of the plan. The form of payment for both amounts may be either a lump sum or annual installments of up to 15 years, as elected by the participant.

Phantom Units.    As part of an agreement entered into as of February 1, 2001, Messrs. Skaggs and Kettering were granted fully vested phantom stock units. Under this agreement, Messrs. Skaggs and Kettering agreed to terminate their rights under a Columbia Energy Group Change-in-Control Agreement and to be bound by certain non-competition and non-solicitation provisions and, in exchange, they accepted employment with the Company and the fully vested phantom stock units. These phantom stock units were recorded as a bookkeeping entry in our books and records and represented an unsecured contractual right to receive cash in the future. They were unfunded and subject to the rights of the Company’s general creditors. One phantom stock unit was equal in value to one share of our common stock. The phantom stock units also were credited with dividend equivalents, which were equal in value to dividends declared on shares of our common stock and payable, at Mr. Skaggs’ and Mr. Kettering’s election, in cash or credited to his account as additional phantom stock units. These phantom stock units were payable in cash upon termination of employment from the Company, subject to the executive’s execution of a general release of claims.

In connection with the Separation and pursuant to the EMA, the Company no longer has an obligation to Messrs. Skaggs and Kettering with respect to these phantom stock units and the Company no longer has phantom stock unit agreements with any of its Named Executive Officers.

Potential Payments upon Termination of Employment or a Change-in-Control of the Company

The Company provides certain benefits to eligible employees, including the Named Executive Officers, upon certain types of termination of employment, including a termination of employment involving a Change-in-Control of the Company. These benefits are in addition to the benefits to which the employees would be entitled upon a termination of employment generally (i.e., (i) vested retirement benefits accrued as of the date of termination, (ii) stock-based awards that are vested as of the date of termination, and (iii) the right to continue medical coverage pursuant to COBRA). The incremental benefits that pertain to the Named Executive Officers are described below. Messrs. Skaggs, Smith and Kettering voluntarily terminated from the Company and were not eligible for any incremental benefits described below.

NiSource Executive Severance Policy.    The NiSource Executive Severance Policy was established to provide severance pay and other benefits to terminated executive-level employees who satisfy the terms of the policy. No employee is eligible to receive benefits under the policy if termination of employment results in the employee being eligible for a payment under a Change-in-Control and Termination Agreement or employment agreement.

A participant becomes entitled to receive benefits under the policy only if he or she is terminated for any of the following reasons: (a) the employee’s position is eliminated due to a reduction in force or other restructuring; (b) the employee’s position is required by the Company to relocate more than 50 miles from its current location and results in the employee having a longer commute of at least 20 miles and the employee chooses not to relocate; or (c) the employee is constructively terminated. Constructive termination means (1) the scope of the participant’s position is changed materially, (2) the participant’s base pay is reduced by a material amount or (3) the participant’s opportunity to earn a bonus under a corporate incentive plan of the Company is materially reduced or is eliminated, and, in any such event, the participant chooses not to remain employed in such position.

Under the NiSource Executive Severance Policy, an eligible employee receives severance pay in the amount of 52 weeks of base salary at the rate in effect on the date of termination. The employee also receives: a lump sum payment equivalent to 130% of 52-weeks of COBRA (as defined in the Code and the Employee Retirement Income Security Act of 1974) continuation coverage premiums and outplacement services.

Each of the Named Executive Officers who are currently employed by the Company are eligible to receive benefits under the NiSource Executive Severance Policy.

Change-in-Control and Termination Agreements.    As of December 31, 2015, the Company had Change-in-Control and Termination Agreements with each of the Named Executive Officers. The Company entered into these agreements based upon its belief that they are in the best interests of the stockholders, they are designed to help ensure that in the event of extraordinary events, a thoroughly objective judgment is made on any potential corporate transaction, so that stockholder value is appropriately safeguarded and maximized. The Change-in-Control Agreements provide for cash severance benefits if the executive terminates employment for “Good Reason” (as defined below) or is terminated by the Company for any reason other than “Good Cause” (as defined below) within 24 months following certain Change-in-Control events (referred to as a double trigger). None of the agreements contain a “gross-up” provision to reimburse executives for excise taxes incurred with respect to benefits received under a Change-in-Control Agreement. The Change-in-Control Agreements can be terminated on twelve months’ notice.

For purposes of the Change-in-Control and Termination Agreements:

“Change-in-Control” shall be deemed to take place on the occurrence of any of the following events: (1) the acquisition by an entity, person or group (including all affiliates or associates of such entity, person or group) of beneficial ownership, as that term is defined in Rule 13d-3 under the Exchange Act, of capital stock of the Company entitled to exercise more than 30% of the outstanding voting power of all capital stock of the Company entitled to vote in elections of directors (“Voting Power”); (2) the effective time of: (i) a merger or consolidation of the Company with one or more other corporations unless the holders of the outstanding Voting Power of the Company immediately prior to such merger or consolidation (other than the surviving or resulting corporation or any affiliate or associate thereof) hold at least 50% of the Voting Power of the surviving or resulting corporation (in substantially the same proportion as the Voting Power of the Company immediately prior to such merger or consolidation), or (ii) a transfer of a substantial portion of the property of the Company, other than to an entity of which the Company owns at least 50% of the Voting Power; or (3) the election to the Board of candidates who were not recommended for election by the Board, if such candidates constitute a majority of those elected in that particular election (for this purpose, recommended directors will not include any candidate who becomes a member of the Board as a result of an actual or threatened election contest or proxy or consent solicitation on behalf of anyone other than the Board or as a result of any appointment, nomination, or other agreement intended to avoid or settle a contest or solicitation). Notwithstanding the foregoing, a Change-in-Control shall not be deemed to take place by virtue of any transaction in which the executive is a participant in a group effecting an acquisition of the Company and, after such acquisition, the executive holds an equity interest in the acquiring entity.

“Good Cause” shall be deemed to exist if, and only if, the Company notifies the executive, in writing, within 60 days of its knowledge that one of the following events occurred: (1) the executive has engaged in acts or omissions constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance, in each case that results in substantial harm to the Company; or (2) the executive has been convicted of a criminal violation involving fraud or dishonesty.

“Good Reason” shall be deemed to exist if, and only if: (1) there is a significant diminution in the nature or the scope of the executive’s authorities or duties; (2) there is a significant reduction in the executive’s monthly rate of base salary and the executive’s opportunity to earn a bonus under an incentive bonus compensation plan maintained by the Company or the executive’s benefits; (3) the Company changes by 50 miles or more the principal location at which the executive is required to perform services as of the date of a Change-in-Control; or (4) there is a material breach of the Change-in-Control Agreement.

The Change-in-Control Agreements provide for a lump sum payment of two (three in the case of Mr. Hamrock) times the executive’s current annual base salary and target incentive bonus compensation. The executive will also receive a pro rata portion of the executive’s targeted incentive bonus for the year of termination. The Change-in-Control Agreements also provide that in the event of a Change-in-Control, the executive’s total Change-in-Control payments will be equal to the best “net benefit” which is equal to the greater of (i) the after-tax value of the executive’s total severance amount reduced by the 20% excise tax and other federal, state, local and other taxes and (ii) the after-tax value of the executive’s severance amount that has been reduced to the extent necessary so that is would not trigger an excise tax, reduced for federal, state, local and other taxes (in each case, without a gross-up).

In addition, the Change-in-Control Agreements provide for the executives to receive 130% of the COBRA continuation premiums due for the two-year period (three in the case of Mr. Hamrock) following termination. In the event of a Change-in-Control, all equity awards which have been granted to each of the Named Executive Officers under the Omnibus Plan and are outstanding as of December 31, 2015, will vest only upon a termination of employment in connection with a Change-in-Control.

Potential Payments Upon Termination of Employment.    The table below represents amounts payable at, following, or in connection with the events described below, assuming that such events occurred on December 31, 2015, for each of the Named Executive Officers except for Messrs. Skaggs, Smith and Kettering. In accordance with SEC proxy disclosure rules, the only triggering event described below for Messrs. Skaggs, Smith and Kettering is voluntarily termination from the Company as of the Separation Date.

	Severance ($)	Pro Rata Target Bonus Payment ($)	Equity Grants ($)	Welfare Benefits ($)	Outplacement ($)	Total Payment ($)
Joseph Hamrock
Voluntary Termination(1)	—	—	—	—	—	—
Retirement(2)	—	—	—	—	—	—
Disability(2)	—	—	3,702,276	—	—	3,702,276
Death(2)	—	—	3,702,276	—	—	3,702,276
Involuntary Termination(3)	800,000	—	—	21,740	25,000	846,740
Change-in-Control(4)(5)	4,800,000	800,000	6,141,455	71,376	25,000	11,837,831
Donald E. Brown
Voluntary Termination(1)	—	—	—	—	—	—
Retirement(2)	—	—	—	—	—	—
Disability(2)	—	—	519,454	—	—	519,454
Death(2)	—	—	519,454	—	—	519,454
Involuntary Termination(3)	450,000	—	—	19,505	25,000	494,505
Change-in-Control(4)(5)	1,440,000	270,000	1,513,722	41,473	25,000	3,290,195
Jim L. Stanley
Voluntary Termination(1)	—	—	—	—	—	—
Retirement(2)	—	—	—	—	—	—
Disability(2)	—	—	3,452,431	—	—	3,452,431
Death(2)	—	—	3,452,431	—	—	3,452,431
Involuntary Termination(3)	525,000	—	—	13,171	25,000	563,171
Change-in-Control(4)(5)	1,837,500	393,750	4,977,079	29,214	25,000	7,262,543
Carrie J. Hightman
Voluntary Termination(1)	—	—	—	—	—	—
Retirement(2)	—	—	—	—	—	—
Disability(2)	—	—	3,997,677	—	—	3,997,677
Death(2)	—	—	3,997,677	—	—	3,997,677
Involuntary Termination(3)	490,000	—	—	13,616	25,000	528,616
Change-in-Control(4)(5)	1,568,000	294,000	5,362,694	29,912	25,000	7,279,606
Violet Sistovaris
Voluntary Termination(1)	—	—	—	—	—	—
Retirement(2)	—	—	—	—	—	—
Disability(2)	—	—	1,829,238	—	—	1,829,238
Death(2)	—	—	1,829,238	—	—	1,829,238
Involuntary Termination(3)	400,000	—	—	13,408	25,000	438,408
Change-in-Control(4)(5)	1,320,000	260,000	2,694,526	29,005	25,000	4,328,531
Robert C. Skaggs, Jr.
Voluntary Termination(1)	—	—	7,497,472	—	—	7,497,472
Retirement(2)	—	—	—	—	—	—
Disability(2)	—	—	—	—	—	—
Death(2)	—	—	—	—	—	—
Involuntary Termination(3)	—	—	—	—	—	—
Change-in-Control(4)	—	—	—	—	—	—

	Severance ($)	Pro Rata Target Bonus Payment ($)	Equity Grants ($)	Welfare Benefits ($)	Outplacement ($)	Total Payment ($)
Stephen P. Smith
Voluntary Termination(1)	—	—	—	—	—	—
Retirement(2)	—	—	—	—	—	—
Disability(2)	—	—	—	—	—	—
Death(2)	—	—	—	—	—	—
Involuntary Termination(3)	—	—	—	—	—	—
Change-in-Control(4)	—	—	—	—	—	—
Glen L. Kettering
Voluntary Termination(1)	—	—	—	—	—	—
Retirement(2)	—	—	—	—	—	—
Disability(2)	—	—	—	—	—	—
Death(2)	—	—	—	—	—	—
Involuntary Termination(3)	—	—	—	—	—	—
Change-in-Control(4)	—	—	—	—	—	—

(1)

Amounts payable to each of the Named Executive Officers as shown in the Pension Benefits Table and the Non-qualified Deferred Compensation Table and under the tax-qualified, nondiscriminatory 401(k) Plan are not included. Upon voluntary termination, Mr. Skaggs was eligible to receive 176,157 shares under his 2009 Restricted Stock Unit Award, 80,114 shares under his special 2010 Restricted Stock Unit Award, and 128,412 shares under his 2010 annual Restricted Stock Unit Award. These shares were subject to delayed vesting in accordance with the terms of the award agreements due to limitations on deductibility under Section 162(m) of the Code. Since he was no longer subject to Code Section 162(m), these shares were paid to Mr. Skaggs on January 4, 2016, in accordance with the terms of the governing award agreements. Amount shown for Mr. Skaggs is the actual value of the shares paid to Mr. Skaggs based on the closing price of the Company’s common stock on January 4, 2016, which was $19.49 per share.

(2)

Special vesting rules apply in the event of Retirement, Disability or death pursuant to the terms and conditions of our equity award agreements as discussed above in the Compensation Discussion and Analysis — “LTIP Awards.” None of the Named Executive Officers employed by the Company on December 31, 2015, were eligible for Retirement as of December 31, 2015. For each of these Named Executive Officers, the number of shares that would have vested in the event of the executive’s Disability or death is as follows: Mr. Hamrock, 189,763 shares; Mr. Brown, 26,625 shares; Mr. Stanley, 176,957 shares; Ms. Hightman, 204,904 shares; and Ms. Sistovaris, 93,759 shares. The value of the equity grants was determined by multiplying the closing price of the Company’s common stock on December 31, 2015, which was $19.51 per share, by the number of shares that would have vested upon the Disability or death, as applicable, of the Named Executive Officer.

Equity awards held by Messrs. Skaggs, Smith and Kettering were forfeited in accordance with the terms of the governing award agreement with the exception of certain awards granted to Mr. Skaggs in 2009 and 2010 as described above in footnote (1) that were subject to delayed vesting solely due to limitations on deductibility under Section 162(m) of the Code, in accordance with the terms of the original award agreements. Additionally, to preserve their intrinsic aggregate value prior to Separation, these awards were subject to the Valuation Adjustment as described in the Compensation Discussion and Analysis — “LTIP Awards.”

(3)	Amounts shown reflect payments to be made upon the involuntary termination of each Named Executive Officer eligible under the Company’s Executive Severance Policy described above.

(4)

Amounts shown reflect payments to be made upon termination of employment in the event of a Change-in-Control of the Company under the Change-in-Control and Termination Agreements described above which have been reduced by excise tax payments if applicable. As described above, the Change-in-Control Agreements do not provide for any “gross-up” payments to executives for excise taxes incurred with respect to benefits received under a Change-in-Control Agreement. The Change-in-Control and Termination Agree-

ments provide that in the event of a Change-in-Control, the executive’s total Change-in-Control will be equal to the best “net benefit” which is equal to the greater of (i) the after-tax value of the executive’s total severance amount (reduced by the 20% excise tax and other federal, state, local and other taxes) and (ii) the after-tax value of the executive’s severance amount that has been reduced to the extent necessary so that it would not trigger an excise tax, reduced for federal, state, local and other taxes (in each case, without a gross-up).

(5)

Amounts shown for the Named Executive Officers that we currently employ have not been reduced under the best “net benefit” provision in the Change-in-Control and Termination Agreements as described above because none of the Named Executive Officers would have been in a better after-tax position as a result of a benefit reduction.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information for all equity compensation plans and individual compensation arrangements (whether with employees or non-employees, such as directors), in effect as of December 31, 2015.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)(a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($)(2)(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a) (#)(c)
Equity compensation plans approved by security holders(1)	3,726,156	—	6,627,869
Equity compensation plans not approved by security holders	—	—	—
Total	3,726,156	—	6,627,869

(1)

The Plans approved by security holders include the following plans: the 1994 Long Term Incentive Plan, approved by the stockholders on May 10, 2005 (no shares remain available for future issuance under the plan), the Non-Employee Director Stock Incentive Plan, approved by the stockholders on May 20, 2003, (no shares remain available for future issuance under the plan), the Omnibus Plan approved by the stockholders on May 11, 2010 (and re-approved for Code Section 162(m) purposes on May 12, 2015), and the Company’s Employee Stock Purchase Plan, approved by the stockholders on May 12, 2015. As of December 31, 2015, 5,704,139 remained available for issuance under the Omnibus Plan and 923,730 shares remained available for purchase under the Employee Stock Purchase Plan.

(2)

In calculating the weighted-average exercise price of outstanding options, shown in column (b), restricted stock units and performance stock units (if applicable) which can convert into shares of common stock upon vesting are excluded. Restricted stock units and performance stock units are payable at no cost to the grantee on a one-for-one basis.

PROPOSAL 2 — ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are asking stockholders to approve in an advisory vote the compensation paid to the Company’s Named Executive Officers, as disclosed under the heading “Executive Compensation” above, including the “Compensation Discussion and Analysis,” commonly known as a “Say-on-Pay” proposal.

At our 2011 Annual Meeting, stockholders were asked to cast a non-binding advisory vote on whether the Say-on-Pay vote should be held every year, every two years or every three years (the “Frequency Vote”). A majority of stockholders voting on the matter indicated a preference for holding the Say-on-Pay vote on an annual basis. Accordingly, the Board resolved that the non-binding advisory vote to approve the compensation of our named executive officers will be held on an annual basis at least until the next Frequency Vote is held.

The Board encourages stockholders to carefully review the Executive Compensation section of this Proxy Statement, including the Compensation Discussion and Analysis, for a thorough discussion of our executive compensation program and philosophy. Our compensation program is designed to be significantly performance-based and to attract and retain highly qualified individuals who enhance long-term stockholder value by contributing to the Company’s ongoing success. All facets of our compensation program are regularly monitored by the Compensation Committee to ensure that the program is well-tailored to fulfill the Company’s compensation philosophy and objectives.

In considering this proposal, stockholders may wish to consider the following factors that demonstrate our commitment to maintaining a robust compensation program:

•	Compensation is closely tied to both corporate and individual performance;

•	Annual and long-term incentive compensation opportunities are contingent on the Company achieving pre-established goals;

•	Total compensation packages are competitive with those offered by members of the Company’s Comparative Group;

•	Perquisites are appropriately limited in number and modest in dollar value; and

•	Our compensation program does not create incentives for behaviors that create material risk to the Company.

As discussed in the Executive Compensation section of this Proxy Statement, the Compensation Committee and the Board believe that the Company’s executive compensation program fulfills the objectives of its compensation philosophy in a prudent and effective manner.

Accordingly, the following resolution is submitted for an advisory stockholder vote at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved on an advisory basis.

As this is an advisory vote, the result will not be binding on the Company, the Board or the Compensation Committee, although the Committee and the Board will carefully consider the outcome of the vote when evaluating our compensation program and philosophy.

Vote Required

The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is needed to approve the advisory vote on the compensation of the Named Executive Officers. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the advisory approval of executive compensation of the Company’s Named Executive Officers. Abstentions by those present or represented by proxy will have the same effect as a vote against the Say-on-Pay proposal. Brokers will not have discretionary authority to vote on the Say-on-Pay proposal. Accordingly, there could be broker non-votes, which will have no effect on the vote.

THE BOARD RECOMMENDS A VOTE “FOR” THE ADVISORY APPROVAL OF EXECUTIVE COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS.

PROPOSAL 3 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accountants retained to audit the Company’s financial statements. The Audit Committee appointed Deloitte & Touche LLP (“Deloitte”), 111 South Wacker Drive, Chicago, IL 60606, as the Company’s independent registered public accountants for the year 2016. As part of its oversight of the Company’s relationship with its independent registered public accountants, and to assure continuing independence of such firm, the Audit Committee considers whether it is appropriate to adopt a policy of rotating its independent registered public accountants on a regular basis. Further, in conjunction with ensuring the rotation of such firm’s lead engagement partner, the Audit Committee and its Chair are directly involved with the selection of Deloitte’s lead engagement partner. The Audit Committee also reviews proposals for all auditing services (including fees and terms thereof) of the Company’s independent registered public accountants, and approves all such proposals prior to the commencement or performance of such services, subject to the pre-approval policies and procedures described under “Independent Auditor Fees.”

The Board and its Audit Committee consider Deloitte well qualified to serve as our independent registered public accountants, and believe that the continued retention of Deloitte is in the best interest of the Company and its stockholders. Although action by stockholders for this matter is not required, the Board and the Audit Committee believe that it is appropriate to seek stockholder ratification of this appointment in order to provide stockholders a means of communicating the stockholders’ level of satisfaction with the performance of the independent registered public accountants and their level of independence from management. If the proposal is not approved and the appointment of Deloitte is not ratified by the stockholders, the Audit Committee will take this into consideration and will reconsider the appointment. A representative of Deloitte will be present at the meeting, will be given an opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

Vote Required

The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is needed to ratify the appointment of Deloitte. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the ratification of the appointment of Deloitte. Abstentions by those present or represented by proxy will have the same effect as a vote against the proposal. Brokers will have discretionary authority to vote on this proposal, and accordingly, there will not be any broker non-votes.

THE BOARD AND ITS AUDIT COMMITTEE RECOMMEND A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2016.

AUDIT COMMITTEE REPORT

Our Audit Committee consists of Messrs. Abdoo, Jesanis, Kabat and Ms. Woo. Each of the members of the Audit Committee is independent as defined by the applicable NYSE and SEC rules and meets the additional independence standard set forth by the Board of Directors in the Corporate Governance Guidelines. Each of the members of the Audit Committee also is “financially literate” for purposes of applicable NYSE rules. The Board of Directors has designated Michael E. Jesanis, the Chair of the Audit Committee, as the “audit committee financial expert.”

The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and has discussed with Deloitte, the Company’s independent registered public accountants, the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”), Auditing Standard No. 16, “Communications with Audit Committees”; SEC regulation S-X Rule 2-07; PCAOB Auditing Standard No. 5 and the NYSE Corporate Governance Rules. The Audit Committee also has received the written disclosures and the letter from Deloitte required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence,” and has discussed with Deloitte its independence. The Audit Committee has considered whether Deloitte’s provision of non-audit services to the Company is compatible with maintaining Deloitte’s independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

The Audit Committee has appointed Deloitte to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

Audit Committee

Michael E. Jesanis, Chair

Richard A. Abdoo

Kevin T. Kabat

Carolyn Y. Woo

February 17, 2016

INDEPENDENT AUDITOR FEES

The following table represents the aggregate fees for professional services billed by Deloitte for the fiscal years ended December 31, 2014 and 2015.

	2014	2015
Audit Fees(1)	$6,279,000	$4,433,500
Audit-Related Fees(2)	2,566,582	2,139,156
Tax Compliance(3)	84,750	110,000
Tax Advice and Tax Planning(4)	448,382	197,232
All Other Fees(5)	14,140	222,300

(1)

Audit Fees — These are fees for professional services performed by Deloitte for the audit of the Company’s annual financial statements in the Company’s Annual Report on Form 10-K and review of financial statements included in the Company’s Form 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)

Audit-Related Fees — These are fees for the assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of the Company’s financial statements. These fees included services provided by Deloitte in connection with the Separation and Columbia Pipeline Partners LP’s initial public offering of its outstanding limited partnership interests.

(3)	Tax Compliance — These are fees for professional services performed by Deloitte with respect to tax compliance.

(4)	Tax Advice and Tax Planning — These fees are for professional services performed by Deloitte with respect to tax advice and tax planning.

(5)	All Other Fees — These are fees for permissible work performed by Deloitte that does not meet the above categories.

Pre-Approval Policies and Procedures.    During fiscal year 2015, the Audit Committee approved all audit, audit related and non-audit services provided to the Company by Deloitte prior to management engaging the auditor for those purposes. The Audit Committee’s current practice is to consider for pre-approval annually all audit, audit related and non-audit services proposed to be provided by our independent auditors for the fiscal year. Additional fees for other proposed audit-related or non-audit services (not within the scope of the approved audit engagement) which have been properly presented to the Pre-Approval Subcommittee of the Audit Committee (consisting of Michael E. Jesanis) by the Vice President, Controller and Chief Accounting Officer of the Company may be considered and, if appropriate, approved by the Pre-Approval Subcommittee of the Audit Committee, subject to later ratification by the full Audit Committee. In no event, however, will any non-audit related service be approved by the Pre-Approval Subcommittee that would result in the independent auditor no longer being considered independent under the applicable SEC rules. In appointing Deloitte as our independent auditor, the Audit Committee has considered whether the provision of the non-audit services rendered by Deloitte is compatible with maintaining that firm’s independence.

PROPOSAL 4 — STOCKHOLDER PROPOSAL REGARDING REPORTS ON POLITICAL CONTRIBUTIONS

The Comptroller of the State of New York, as the sole Trustee of the New York State Common Retirement Fund, which beneficially held at least $2,000 in market value of common stock, has informed the Company that it plans to present the following proposal at the meeting:

Resolved, that the shareholders of NiSource Inc., (“Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1. Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2. Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a.	The identity of the recipient as well as the amount paid to each; and

b.	The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website.

STOCKHOLDER SUPPORTING STATEMENT

As long-term shareholders of NiSource, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is in the best interest of the company and its shareholders and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said, “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

NiSource contributed at least $1,751,079 in corporate funds since the 2003 election cycle. (CQ: http://moneyline.cq.com and National Institute on Money in State Politics: http://www.followthemoney.org)

However, relying on publicly available data does not provide a complete picture of the Company’s political spending. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In some cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of leading companies, including Exelon, Merck and Microsoft that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.

Board of Directors’ Statement in Opposition

Your Board of Directors unanimously recommends a vote AGAINST this proposal.

The Board has considered this proposal and, as discussed below, concluded that it is unnecessary and undesirable, and is not in the best interests of the Company or our stockholders. This view was shared by more than a majority of our stockholders who rejected a similar proposal from the proponent last year and also in 2014.

We are committed to being a good corporate citizen in the communities in which we conduct our business. Consistent with this commitment, we support and encourage our employees to actively engage in community and civic activities. We also encourage employees to participate in the political process as private citizens should they desire to do so. Our commitment to corporate citizenship is set forth in our Code of Business Ethics under a section entitled “Our Commitment to Fair and Ethical Dealings with Others,” and is available on our website at: www.nisource.com/ethics. Our Political Spending Policy, which describes our approach and governance process related to political spending, is also available on our website at: http://ir.nisource.com/governance.cfm.

We do not — and under federal law we cannot — use corporate funds for direct contributions to federal candidates. Such contributions may be made only by NiSource Inc. PAC (NiPAC), a non-profit entity that solicits voluntary contributions from eligible administrative and management employees in compliance with federal election laws. NiPAC contributes to the campaigns of federal and state candidates, where permissible, and files required reports with the Federal Election Commission and various state and local election commissions. These reports are publicly available. Reports filed with the Federal Election Commission are available at www.fec.gov. Our corporate political activities are conducted under the oversight of the Nominating and Governance Committee of the Board.

We also do not make independent expenditures, as authorized by the Citizens United decision, and do not currently have any plans to do so.

We participate in trade and industry associations to benchmark best practices and share knowledge. While some of these trade organizations may engage in legislative or other political activity, we do not necessarily support all of their political goals. Because these associations operate independently of their members, disclosure of our dues paid to them would not provide our stockholders with greater understanding of our business strategies, sustainability initiatives or values. Furthermore, compiling information regarding every trade association to which any of our business units may have paid dues would be unreasonably burdensome and an inefficient use of Company resources.

The Board believes that the Company’s existing oversight and review procedures are sufficient to ensure accountability. We also believe that much of what the proposal advocates is already publicly available, and that adopting a policy as set forth in the proposal is unnecessary and would result in an unproductive use of Company resources.

Vote Required

If this proposal is properly presented at the meeting, approval requires the affirmative vote of a majority of the shares present at the meeting, in person or represented by proxy, and entitled to vote. Proxies submitted without direction pursuant to this solicitation will be voted AGAINST the stockholder proposal. Abstentions will have the same effect as a vote against the proposal. Brokers will not have discretionary authority to vote on this proposal. Accordingly, there could be broker non-votes, which will have no effect on the vote.

THE BOARD BELIEVES THAT THE PROPOSAL IS NOT IN YOUR BEST INTERESTS, AND RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.

PROPOSAL 5 — STOCKHOLDER PROPOSAL REGARDING A SENIOR EXECUTIVE EQUITY RETENTION POLICY

The American Federation of Labor and Congress of Industrial Organizations Reserve Fund, which beneficially held at least $2,000 in market value of common stock, has informed the Company that it or its agent plans to present the following proposal at the meeting:

RESOLVED: Shareholders of NiSource Inc. (the “Company”) urge the Compensation Committee of the Board of Directors (the “Committee”) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until reaching normal retirement age. For the purpose of this policy, normal retirement age shall be defined by the Company’s qualified retirement plan that has the largest number of plan participants.

The shareholders recommend that the Committee adopt a share retention percentage requirement of at least 75 percent of net after-tax shares. The policy should prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented so as not to violate the Company’s existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

SUPPORTING STATEMENT:

Equity-based compensation is an important component of senior executive compensation at our Company. While we encourage the use of equity-based compensation for senior executives, we are concerned that our Company’s senior executives are generally free to sell shares received from our Company’s equity compensation plans. Our proposal seeks to better link executive compensation with long-term performance by requiring a meaningful share retention ratio for shares received by senior executives from the Company’s equity compensation plans.

Requiring senior executives to hold a significant percentage of shares obtained through equity compensation plans until they reach retirement age will better align the interests of executives with the interests of shareholders and the Company. A 2009 report by the Conference Board Task Force on Executive Compensation observed that such hold-through-retirement requirements give executives “an ever growing incentive to focus on long-term stock price performance as the equity subject to the policy increases.” (http://www.conference-board.org/pdf_free/ExecCompensation2009.pdf).

In our opinion, the Company’s current share ownership guidelines for its senior executives do not go far enough to ensure that the Company’s equity compensation plans continue to build stock ownership by senior executives over the long-term. We believe that requiring senior executives to only hold shares equal to a set target loses effectiveness over time. After satisfying these target holding requirements, senior executives are free to sell all the additional shares they receive in equity compensation.

For example, our Company’s share ownership guidelines require its CEO to hold shares equal to five times base salary, equal to $4.7 million in 2014. In comparison, our Company granted its former CEO Robert C. Skaggs Jr. equity awards with total grant date fair value of $3.4 million in 2014 and $2.7 million in 2013, enabling him to satisfy the ownership requirement in just two years.

We urge shareholders to vote FOR this proposal.

Board of Directors’ Statement in Opposition

Your Board of Directors unanimously recommends a vote AGAINST this proposal.

The Board has considered this proposal and, as discussed below, concluded that it is unnecessary and undesirable, and is not in the best interests of the Company or our stockholders.

The Board agrees with the proponent that equity-based compensation is an important component of our executive compensation program that aligns management and stockholder interests. We believe, however, that our current stock ownership requirements and executive compensation program, when taken together, reasonably align the interests of stockholders and executives while encouraging executives to make prudent business decisions that benefit stockholders over the long-term. Accordingly, the adoption of the current proposal is unnecessary. Moreover, the proposal could have undesirable effects, including a competitive disadvantage in our efforts to recruit and retain executive officers.

We already maintain stock ownership requirements for our senior executives and Named Executive Officers’ stock ownership currently exceeds these requirements.

Our senior executives are already subject to stock ownership and retention requirements and we believe that our existing requirements already accomplish the proponent’s expressed purpose of aligning executive and stockholder interests through meaningful long-term equity ownership. Our executive stock ownership and retention guidelines (which are discussed further in the Compensation Discussion and Analysis section under the caption “Our Executive Compensation Process — Policies and Guidelines”) require significant stock ownership for all of our senior executives. As of the date of this proxy statement, all the Named Executive Officers that we currently employ own Company stock at levels in excess of these requirements.

We already have prohibitions on insider trading, hedging and “clawback” provisions applicable to our equity-based compensation that complement our stock ownership requirements.

In addition to stock ownership requirements, our executive officers are prohibited from engaging in short sales of the Company’s stock or buying or selling puts, calls or other options on the Company’s stock or otherwise hedging or speculating in the potential changes in the value of the Company’s stock. Our prohibitions on hedging transactions and “clawback” provisions are also discussed in the Compensation Discussion and Analysis section under the caption “Our Executive Compensation Process — Policies and Guidelines.” Therefore, the adoption of the proposal for the purpose of implementing restrictions on hedging is not necessary as this restriction is already in place and applicable to all shares owned by our executives whether obtained through equity compensation plans or otherwise. Further, our compensation plans and agreements already contain “clawback” provisions that allow us to recoup compensation from any executive who engages in certain fraudulent or other inappropriate conduct.

Our compensation program aligns long-term interest of executives and stockholders.

As discussed in detail in this Proxy Statement, our compensation plans and policies are designed to further align the long-term interests of our executives and stockholders. The compensation of our executive officers is tied to the attainment of financial and other performance measures that, the Board believes, promote the creation of long-term stockholder value. Additionally, we take into account the stockholders’ view of our executive compensation practices, noting that not less than 96% of our investors have voted in favor of our Say-on-Pay Proposal at each annual meeting since 2013. As described more fully in the Compensation Discussion and Analysis section, the mix of fixed and performance based compensation and the terms of annual and long-term incentive awards are all designed to enable the Company to attract, retain and motivate highly qualified executive talent while, at the same time, creating a close relationship between performance and compensation. Also, the proportion of at-risk performance-based compensation increases as the executive’s level of responsibility within the Company increases, further aligning the relationship between performance and compensation for our most senior executives.

The proposal fails to strike a balance between incentivizing performance-based management behavior and permitting executives to manage their own financial affairs, causing a potential misalignment between the interests of stockholders and executives, as well as putting the Company at a competitive disadvantage.

The proposal suggests that executive officers should hold at least 75% of net after-tax shares acquired through our equity compensation programs until each such executive reaches retirement age. Because equity compensation is the most significant element of compensation for our executive officers, this requirement would likely result in our executive officers holding a disproportionate concentration of their assets in Company common stock relative to their total personal net worth. If the proposal is adopted, an ever increasing portion of each executive’s personal net worth would consist of Company shares, causing a lack of portfolio diversification. While we believe all our executives conduct business with the highest integrity and in full compliance with our Code of Conduct, this proposal could potentially influence the decisions the executive makes concerning the Company’s business operations, and in certain circumstances, potentially encourage executives to cause the Company to assume excessive risk or to be excessively risk averse to the detriment of the Company and its stockholders.

While recognizing that our executive officers should have a meaningful equity stake in our Company, the Board believes that it is important that we do not hinder our executive officers’ ability to responsibly manage their personal financial affairs by adopting an inappropriately high stock retention requirement.

Finally, the type of retention policy described in this proposal is uncommon in the broader market in which we compete for executive talent and we believe that the adoption of this proposal would put us at a competitive disadvantage relative to our peers who do not have such restrictions.

For all these reasons, the Board believes this proposal is unnecessary and undesirable, and contrary to your best interests.

Vote Required

If this proposal is properly presented at the meeting, approval requires the affirmative vote of a majority of the shares present at the meeting, in person or represented by proxy, and entitled to vote. Proxies submitted with-

out direction pursuant to this solicitation will be voted AGAINST the stockholder proposal. Abstentions will have the same effect as a vote against the proposal. Brokers will not have discretionary authority to vote on this proposal. Accordingly, there could be broker non-votes, which will have no effect on the vote.

THE BOARD BELIEVES THAT THE PROPOSAL IS NOT IN YOUR BEST INTERESTS, AND RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.

PROPOSAL 6 — STOCKHOLDER PROPOSAL REGARDING ACCELERATED VESTING OF EQUITY AWARDS OF SENIOR EXECUTIVES UPON A CHANGE IN CONTROL

The Utility Workers Union of America, which beneficially held at least $2,000 in market value of common stock, has informed the Company that it or its designated representative plans to present the following proposal at the meeting:

RESOLVED, that the shareholders of NiSource (the “Company”) urge the Board of Directors to adopt a policy that in the event of a change in control (as defined under any applicable employment agreement, equity incentive plan, or other plan), there shall be no acceleration of vesting of any equity award granted to any named executive officer, provided, however, that the Board’s Officer Nomination and Compensation Committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the named executive officer’s termination, with such qualifications for an award as the Committee may determine.

For purposes of this policy, “equity award” means any grant of compensation that is valued in whole or in part by reference to, or is otherwise based upon and/or payable in shares of Company stock. This resolution should be implemented so as not to affect any contractual rights in existence on the date this proposal is adopted, and should apply only to equity awards made under equity incentive plans or plan amendments that shareholders approve after the date of the 2016 annual meeting.

SUPPORTING STATEMENT

NiSource allows senior executives to receive accelerated awards of unearned equity under certain conditions after a change in control of the Company. Indeed, NiSource allows for accelerated vesting of certain equity awards, even if the executive is not terminated following a change in control but continues working for the Company.

According to NiSource’s 2015 proxy statement, for example, all performance shares granted to the named executive officers under the Company’s Omnibus Incentive Plan and outstanding as of the end of 2014 would immediately vest in the event of a change of control, whether or not the executive’s employment was terminated.

In our view, accelerated vesting of unearned equity is inconsistent with any notion of pay for performance, and can permit windfall awards that have nothing to do with executive performance. We accept, however, that an affected executive should be eligible to receive vesting of equity awards on a pro rata basis as of his or her termination date, with the details of any pro rata award to be determined by the Compensation Committee.

Leading proxy advisory firm Institutional Shareholder Services has stated that acceleration of performance-based awards is especially problematic, since this “effectively waives both time and performance requirements, further divorcing pay from actual performance.” ISS therefore recommends that “best practice for unvested performance-based equity awards is pro rata vesting, adjusted for actual performance and the fractional performance period, which would appropriately reward for performance actually achieved.” (2015 U.S. Compensation Policies, Frequently Asked Questions, ISS, February 9, 2015)

Other leading companies, including Apple, Chevron, ExxonMobil, IBM, Intel, and Microsoft, have limitations on accelerated vesting of unearned equity, such as providing pro rata awards or simply forfeiting unearned awards.

We believe that NiSource should also observe best practices in its executive compensation policies and therefore urge shareholders to vote FOR this proposal.

Board of Directors’ Statement in Opposition

Your Board of Directors unanimously recommends a vote AGAINST this proposal.

The Board has considered this proposal and, as discussed below, concluded that it is unnecessary and undesirable, and is not in the best interests of the Company or our stockholders.

The Board believes that our current “double-trigger limited” accelerated vesting of equity awards in the event of a change-in-control accomplishes the following benefits: (i) effectively aligns executives with stockholder interests; (ii) motivates executives to remain engaged with the Company to successfully complete any potential change-in-control transaction; and (iii) allows us to offer competitive executive compensation and attract and retain talented leadership.

Our double-trigger limited vesting provision.

In October 2015, the Compensation Committee approved an amendment to the 2010 Omnibus Incentive Plan to provide for accelerated vesting of equity awards only in the following two limited circumstances:

(1)	if the acquiring company does not agree to assume the awards in the transaction; or

(2)	if the executive is terminated without cause or resigns for good reason in connection with a qualifying change-in-control within two years following or one year prior to such change-in-control.

Double-trigger limited vesting aligns executives’ interests with those of stockholders, encourages stability and rewards executives for their performance.

We provide long-term incentive awards to our executive officers to align their interests with those of our stockholders. By preventing the loss of an award through unilateral action by the Company, the existing double-trigger limited vesting terms encourage executives to remain objective when a potential change-in-control transaction arises, to avoid conflicts of interest and to focus on executing strategic changes in the best interests of stockholders. Further, double-trigger limited vesting terms encourage our executive officers to remain with the Company during the process of a change-in-control transaction, which could be critical to the success of any such transaction. Finally, by providing executives the opportunity to realize their long-term incentive awards, our existing double-trigger limited vesting motivates executives to achieve Board and stockholder-approved performance goals.

Implementing the proposal would significantly limit our ability to attract, retain and properly incentivize talented executives.

We believe that it is critical to offer competitive compensation and benefits to our executives and that such policies increase stockholder value. Implementing the pro-rata vesting policy as outlined in the proposal would significantly disadvantage our recruiting and retention efforts, which are key to our success. Our existing double-trigger limited vesting provision is consistent with the vast majority of our peer group companies and the broader market in which we compete for executive talent. As noted in a 2014 study by Meridian Compensation Partners on Executive Change-in-Control Arrangements, over 90% of the 160 largest U.S. public companies vest long-term incentive awards in connection with a change-in-control. The pro-rata vesting requested by the proposal is a declining minority practice according to the Meridian study and is not used by more than two-thirds of our peer companies.

Stockholders have shown strong support for our executive compensation program.

Our executive compensation is designed to align executive pay with the interests of our stockholders. We have consistently received strong support for our executive compensation program in the annual “Say-on-Pay” vote with at least 96% approval at each annual meeting since 2013.

Long-term incentive awards are a significant component of our executive compensation program and encourage executive officers to focus on long-term value creation for our stockholders. We believe that the double-trigger limited vesting provisions provided in our 2010 Omnibus Incentive Plan are appropriate, effective and consistent with prevailing market practices.

For the reasons set forth above, the Board believes that our current double-trigger limited vesting provisions provide a balanced approach to the circumstance under which equity awards would vest following a change-in-control. We believe this approach is in the best interests of the Company and our stockholders.

Vote Required

If this proposal is properly presented at the meeting, approval requires the affirmative vote of a majority of the shares present at the meeting, in person or represented by proxy, and entitled to vote. Proxies submitted without direction pursuant to this solicitation will be voted AGAINST the stockholder proposal. Abstentions will have the same effect as a vote against the proposal. Brokers will not have discretionary authority to vote on this proposal. Accordingly, there could be broker non-votes, which will have no effect on the vote.

THE BOARD BELIEVES THAT THE PROPOSAL IS NOT IN YOUR BEST INTERESTS, AND RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2017 ANNUAL MEETING

Stockholders may submit proposals appropriate for stockholder action the 2017 Annual Meeting consistent with the requirements of Rule 14a-8 under the Exchange Act, all other rules of the SEC relating to stockholder proposals and our Bylaws. Written notice containing the required information should be addressed to the attention of the Company’s Corporate Secretary, NiSource Inc., 801 E. 86th Avenue, Merrillville, Indiana 46410. For your proposal to be considered for inclusion in the Company’s proxy statement in connection with the 2017 Annual Meeting, we must receive your written proposal no later than December 8, 2016.

Stockholder proposals not intended to be included in the Company’s proxy statement (including director nominations) may be brought before the 2017 Annual Meeting by filing a notice of stockholder’s intent to do so no earlier than January 11, 2017, and no later than February 10, 2017. The notice must include all of the information required to be set forth in any such notice by our Bylaws.

Stockholders who intend to submit director nominees for inclusion in the Company’s proxy materials for the 2017 Annual Meeting must comply with the requirements of proxy access as set forth in our Bylaws. The stockholder or group of stockholders who wish to submit director nominees pursuant to proxy access must deliver the required materials to the Company no earlier than November 8, 2016, and no later than December 8, 2016.

If you would like a copy of our Bylaws, please contact the Company’s Corporate Secretary at the above address or access the Company’s Bylaws filed with the SEC as an exhibit to the Company’s Current Report on Form 8-K filed on February 1, 2016. Failure to comply with the Company’s Bylaw procedure and deadlines may preclude presentation and consideration of the matter or of the proposed nominee for election at the 2017 Annual Meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon our review of the Forms 3, 4 and 5 furnished to the Company pursuant to Section 16(a) of the Exchange Act, we believe that all of our directors, officers and beneficial owners of more than 10% of the Company’s common stock filed all such reports on a timely basis during 2015.

ANNUAL REPORT AND FINANCIAL STATEMENTS

Attention is directed to the financial statements contained in the Company’s Annual Report for the year ended December 31, 2015. As of the mail date of this proxy statement, a copy of the Annual Report has been sent, or is concurrently being sent, to stockholders of record as of March 15, 2016. These statements and other reports filed with the SEC are available through our website at http://ir.nisource.com/financials.cfm.

AVAILABILITY OF FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, including the financial statements and the financial statement schedules, but without exhibits, is contained within the Company’s Annual Report which has been sent, or is concurrently being sent, to you and is available free of charge to any stockholder upon written request to the Company’s Corporate Secretary, NiSource Inc., 801 E. 86th Avenue, Merrillville, Indiana 46410 and is also available on our website at http://ir.nisource.com/annuals.cfm.

MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS — “HOUSEHOLDING”

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by deliver-

ing a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” may potentially provide extra convenience for stockholders and cost savings for companies or the intermediary.

You may receive proxy materials through an intermediary who uses householding to deliver proxy materials. If so, a single copy of the proxy materials may be delivered to multiple stockholders sharing an address unless the affected stockholder provides contrary instructions. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If this applies to you and you would prefer to receive separate copies of the proxy materials, please notify your broker that you no longer wish to participate in householding. Additionally, you may direct your written request for a copy of the proxy materials to NiSource Inc., c/o Corporate Secretary, 801 East 86th Avenue, Merrillville, Indiana 46410, or you may request a copy by telephone at (877) 647-5990. If your broker is not currently householding (i.e., you received multiple copies of our Proxy Statement), and you would like to request delivery of a single copy, you should contact your broker and find out if this option is available to you.

OTHER BUSINESS

The Board does not intend to bring any other matters before the Annual Meeting and does not know of any matters that will be brought before the meeting by others. If any matters properly come before the meeting it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their judgment on such matters.

Whether or not you plan to attend the Annual Meeting, you can be sure your shares are represented at the meeting by submitting your completed proxy by telephone, through the Internet or by promptly marking, dating, signing and returning the enclosed proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

Samuel K. Lee

Corporate Secretary

Dated: April 7, 2016

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 PM, Eastern Time, on May 10, 2016 (for registered shares) and 11:59 PM, Eastern Time, on May 8, 2016 (for Plan Shares, as defined in the Proxy Statement).

Vote by Internet
• Go to www.investorvote.com/NI
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote “FOR” Proposals 1, 2 and 3.
Proposal 1 – To elect nine directors to hold office until the next annual stockholders’ meeting and until their respective successors have been elected or appointed and qualified.
	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

1.1 - Richard A. Abdoo	☐	☐	☐	1.2 - Aristides S. Candris	☐	☐	☐	1.3 - Wayne S. DeVeydt	☐	☐	☐

1.4 - Joseph Hamrock	☐	☐	☐	1.5 - Deborah A. Henretta	☐	☐	☐	1.6 - Michael E. Jesanis	☐	☐	☐

1.7 - Kevin T. Kabat	☐	☐	☐	1.8 - Richard L. Thompson	☐	☐	☐	1.9 - Carolyn Y. Woo	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
Proposal 2 –	To approve executive compensation on an advisory basis.	☐	☐	☐	Proposal 3 –	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants.	☐	☐	☐
The Board of Directors recommends a vote “AGAINST” Proposals 4, 5 and 6.
		For	Against	Abstain			For	Against	Abstain
Proposal 4 –	To consider a stockholder proposal regarding reports on political contributions.	☐	☐	☐	Proposal 5 –	To consider a stockholder proposal regarding a senior executive equity retention policy.	☐	☐	☐
Proposal 6 –	To consider a stockholder proposal regarding accelerated vesting of equity awards of senior executives upon a change in control.	☐	☐	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The Proxy Statement and the 2015 Annual Report to Stockholders are available at: http://ir.nisource.com/annuals.cfm

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — NiSource Inc.

This Proxy is Solicited on Behalf of the Board of Directors of NiSource Inc.

for its Annual Meeting of Stockholders, to be held on May 11, 2016.

The undersigned hereby appoints Joseph Hamrock and Donald E. Brown, or either of them, the proxies of the undersigned, with all power of substitution, for and in the name of the undersigned to represent and vote the shares of common stock of the undersigned at the Annual Meeting of Stockholders of the Company, to be held at the Hyatt Rosemont, 6350 N. River Road, Rosemont, IL 60018, on Wednesday, May 11, 2016, at 10:00 a.m., local time, and at the adjournment or adjournments thereof.

Unless otherwise marked, this proxy will be voted: “FOR” all of the nominees listed in Proposal 1, “FOR” advisory approval of executive compensation in Proposal 2, “FOR” ratification of the independent registered public accountants in Proposal 3, “AGAINST” the stockholder proposal regarding reports on political contributions in Proposal 4, “AGAINST” the stockholder proposal regarding a senior executive equity retention policy in Proposal 5 and “AGAINST” the stockholder proposal regarding accelerated vesting of equity awards of senior executives upon a change in control in Proposal 6.

The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement relating to the Annual Meeting and hereby revokes any proxy or proxies previously given. The undersigned stockholder may revoke this proxy at any time before it is voted by filing with the Corporate Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, by voting by telephone or through the Internet, or by attending the Annual Meeting and voting in person.

PLEASE VOTE YOUR SHARES BY TELEPHONE, THROUGH THE INTERNET, OR BY MARKING, SIGNING, DATING AND MAILING THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.